As filed with the Securities and Exchange Commission on January 16, 2004
Registration Statement No. 333-107754

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 2

to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIN Television Corporation		LIN TV Corp.
(Exact name of co-registrant as specified in its charter)		(Exact name of co-registrant as specified in its charter)

Delaware	13-3581627	Delaware	05-0501252
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Four Richmond Square

Providence, Rhode Island 02906
(401) 454-2880
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary R. Chapman

Chief Executive Officer
LIN TV Corp.
Four Richmond Square
Providence, Rhode Island 02906
(401) 454-2880
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas S. Ward, Esq.

Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Telephone: (617) 526-6000
Telecopy: (617) 526-5000

   Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ 333-         .

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ 333-         .

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The following direct and indirect subsidiaries of LIN Television Corporation and Co-Registrant Guarantors:

State or Other
	Jurisdiction of	IRS Employer
Exact Name of Co-Registrant Guarantor	Incorporation or	Identification
as specified in its charter	Organization	Number

Abilene Broadcasting, LLC	Delaware	52-2368779
Airwaves, Inc.	Delaware	05-0487757
Indiana Broadcasting, LLC	Delaware	05-0496718
KXAN, Inc.	Delaware	13-2670260
KXTX Holdings, Inc.	Delaware	05-0481599
LIN Airtime, LLC	Delaware	52-2258751
LIN Sports, Inc.	Delaware	05-0487756
LIN Television of San Juan, Inc.	Delaware	52-2189666
LIN Television of Texas, Inc.	Delaware	05-0481602
LIN Television of Texas, LP	Delaware	05-0481606
Linbenco, Inc.	Delaware	05-0487755
North Texas Broadcasting Corporation	Delaware	13-2740621
Primeland Television, Inc.	Delaware	37-1023233
Providence Broadcasting, LLC	Delaware	52-2291972
Televicentro of Puerto Rico, LLC	Delaware	52-2188462
TVL Broadcasting, Inc.	Delaware	75-2676358
TVL Broadcasting of Abilene, Inc.	Delaware	75-0900102
TVL Broadcasting of Rhode Island, LLC	Delaware	52-2368799
WAVY Broadcasting, LLC	Delaware	05-0496719
WDTN Broadcasting, LLC	Delaware	52-236-8795
WEYI Broadcasting, LLC	Delaware	52-2368788
WEYI Television, Inc.	Delaware	11-3657287
WIVB Broadcasting, LLC	Delaware	05-0496720
WNJX-TV, Inc.	Delaware	38-2570820
WOOD License Co., LLC	Delaware	05-0496721
WOOD Television, Inc.	Delaware	06-1506282
WTNH Broadcasting, Inc.	Delaware	05-0481600
WUPW Broadcasting, LLC	Delaware	52-2368784
WWLP Broadcasting, LLC	Delaware	52-7115298

The information in this prospectus is not complete and may be changed. The selling securityholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling securityholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 16, 2004

PROSPECTUS

$125,000,000
LIN Television Corporation
2.50% Exchangeable Senior Subordinated Debentures due 2033
and
Guarantees of Debentures
and
LIN TV Corp.
shares of Class A Common Stock
issuable upon the exchange of the debentures

     LIN Television Corporation, a wholly owned subsidiary of LIN TV Corp., issued the debentures for an aggregate principal amount of $125 million in private placements on May 12, 2003 and May 16, 2003. The initial purchasers resold the debentures to qualified instituted buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. This prospectus will be used by the selling securityholders from time to time to resell their debentures and the underlying shares of LIN TV Corp. class A common stock issuable upon conversion of the debentures. Neither LIN Television Corporation nor LIN TV Corp. will receive any proceeds from the sale of the debentures or the underlying LIN TV Corp. class A common stock offered by this prospectus.

     The debentures bear regular interest at 2.50% per annum on the principal amount, from May 12, 2003, payable semi-annually in arrears in cash on May 15 and November 15 of each year, beginning November 15, 2003. The debentures are senior subordinated obligations of LIN Television Corporation and are guaranteed by LIN TV Corp. and all domestic restricted subsidiaries of LIN Television Corporation.

     The payment of the principal, premium, if any, and interest with respect to the debentures is guaranteed on an unsecured senior subordinated basis by LIN TV Corp. and LIN Television’s direct and indirect, existing and future domestic restricted subsidiaries.

     Holders may exchange each debenture for a number of shares of LIN TV Corp. class A common stock, determined as set forth in this prospectus, which we refer to as the exchange rate as follows:

•	in any fiscal quarter, commencing after June 30, 2003, if the closing sale price of LIN TV Corp. class A common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is more than 120% of the base exchange price (initially 120% of $37.28, or $44.7360);

•	if credit ratings on the debentures fall below specified levels;

•	subject to certain exceptions, during the five business day period after any five consecutive trading day period in which the trading price per debenture for each day of the five trading day period was less than 98% of the product of the closing sale price of LIN TV Corp. class A common stock and the number of shares issuable upon exchange of such debenture;

•	if such debentures have been called for redemption; or

•	upon the occurrence of specified corporate transactions described in this prospectus.

     The exchange rate will initially depend on the applicable stock price at the time of exchange. However, on May 15, 2008, the exchange rate will be fixed at the exchange rate then in effect. LIN TV Corp. class A common stock is listed on the New York Stock Exchange under the symbol “TVL.” On January 14, 2004, the last reported sale price of LIN TV Corp. class A common stock was $25.50.

     LIN Television will pay contingent interest to holders of the debentures in the amounts set forth in the Description of debentures — Contingent interest, during any six-month period from and including an interest payment date to, but excluding, the next interest payment date, commencing with the six-month period beginning May 15, 2008, if the average trading price of the debentures for a five trading day measurement period immediately preceding the applicable six-month period equals 120% or more of the principal amount of the debentures.

     If a fundamental change, as defined in this prospectus, occurs prior to maturity, holders may require LIN Television to purchase for cash all or a portion of their debentures at a price equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest, if any, up to, but excluding, the date of purchase. In addition, holders may require LIN Television to purchase all or a portion of their debentures on May 15, 2008, 2013, 2018, 2023 or 2028, at a price equal to 100% of the principal amount of the debentures being purchased, plus accrued and unpaid interest, if any, up to, but excluding, the date of purchase.

     LIN Television may redeem for cash all or a portion of the debentures at any time on or after May 20, 2008 at a price equal to 100% of the principal amount of the debentures being redeemed, plus accrued and unpaid interest, if any, up to, but excluding, the date of redemption.

     For United States federal income tax purposes, the debentures constitute contingent payment debt instruments. You should read the discussion under Summary of United States federal income tax considerations beginning on page 48.

     For a more detailed description of the debentures, see the Description of debentures beginning on page 24.

     Investing in the securities involves a high degree of risk. See “Risk Factors” beginning on page 9.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January     , 2004.

RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SECURITYHOLDERS
DESCRIPTION OF DEBENTURES
DESCRIPTION OF OTHER INDEBTEDNESS
SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
EXHIBIT INDEX
EX-12.1 STATEMENT REGARDING COMPUTATION (LIN TV)
EX-12.2 STATEMENT REGARDING COMPUTATION (LIN TEL)
EX-23.1 CONSENT OF PWC
EX-23.2 CONSENT OF PWC
EX-24.2 POWER OF ATTORNEY

      We have not and the selling securityholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are not and the selling securityholders are not, offering to sell or seeking offers to buy, the securities in any jurisdiction other than where an offer or sale is permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities.

WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov. In addition, these materials may be read at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC requires us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

•	Annual Report on Form 10-K of LIN TV and LIN Television for the fiscal year ended December 31, 2002 filed with the SEC on March 11, 2003;

•	Amendment No. 1 to Annual Report on Form 10-K/ A of LIN TV and LIN Television for the fiscal year ended December 31, 2002 filed with the SEC on May 5, 2003;

•	Quarterly Report on Form 10-Q of LIN TV and LIN Television for the fiscal quarter ended March 31, 2003 filed with the SEC on May 5, 2003;

•	Amendment No. 1 to Quarterly Report on Form 10-Q/A of LIN TV and LIN Television for the fiscal quarter ended March 31, 2003 filed with the SEC on November 17, 2003;

•	Quarterly Report on Form 10-Q of LIN TV and LIN Television for the fiscal quarter ended June 30, 2003 filed with the SEC on August 5, 2003;

•	Amendment No. 1 to Quarterly Report on Form 10-Q/A of LIN TV and LIN Television for the fiscal quarter ended June 30, 2003 filed with the SEC on November 17, 2003;

•	Quarterly Report on Form 10-Q of LIN TV and LIN Television for the fiscal quarter ended September 30, 2003 filed with the SEC on November 17, 2003;

•	Current Report on Form 8-K of LIN TV and LIN Television dated May 5, 2003 filed with the SEC on May 5, 2003;

•	Current Report on Form 8-K of LIN TV and LIN Television dated May 5, 2003 filed with the SEC on May 6, 2003;

•	Current Report on Form 8-K of LIN TV and LIN Television dated May 12, 2003 filed with the SEC on May 14, 2003;

•	Current Report on Form 8-K of LIN TV and LIN Television dated May 16, 2003 filed with the SEC on May 16, 2003;

•	Current Report on Form 8-K of LIN TV dated June 11, 2003 filed with the SEC on June 12, 2003;

•	Current Report on Form 8-K of LIN TV dated June 13, 2003 filed with the SEC on June 17, 2003; and

•	Current Report on Form 8-K of LIN TV dated October 30, 2003 filed with the SEC on October 30, 2003.

      We also incorporate by reference into this prospectus any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of filing of the initial registration statement and prior to effectiveness of the registration statement.

      You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

LIN TV Corp.
Four Richmond Square
Providence, Rhode Island 02906
Attention: William Cunningham
Telephone: (401) 454-2880

      LIN TV and LIN Television also make available free of charge through their Internet website at http://www.lintv.com their Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after they electronically file such material with, or furnish such material to the SEC.

PROSPECTUS SUMMARY

      This summary highlights information included elsewhere in this prospectus or incorporated by reference in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in the debentures and the underlying LIN TV class A common stock discussed under “Risk Factors.”

      In this prospectus, unless otherwise provided or the context otherwise requires, references in this prospectus to “LIN Television Corporation,” “LIN Television,” or “LIN” refer to LIN Television Corporation and its consolidated subsidiaries, “we,” “us”, “our” or “LIN TV” refer to LIN TV Corp. and its consolidated subsidiaries, including LIN Television.

Our Company

      We are a leading pure-play television company covering the United States and Puerto Rico. Our stations cover approximately 6.7% of U.S. television households and all of the 1.2 million television households in Puerto Rico, ranking us among the top independent pure-play television station group operators. We believe we are well positioned to benefit from future growth and to participate in a consolidation of our industry, including opportunities that may arise as a result of changes in the regulatory environment.

      We seek to be the largest local television presence in our markets by combining strong network-affiliated programming with leading local news and a multi-channel strategy. Our multi-channel strategy enables us to increase our audience share by operating multiple stations in the same market. We currently operate multiple stations in seven markets either under “duopolies” in which we own two stations in a single market, or under local marketing agreements. Under local marketing agreements, we provide substantial portions of the broadcast programming for airing on another station in the same market as our station and sell advertising time for that station. We have stations affiliated with eight television networks. Our focused local sales force has capitalized on our strong local presence to increase the percentage of our net revenues from local advertising, a historically stable revenue source for the television broadcast industry.

      Our management team is recognized as an industry leader. Gary R. Chapman, our Chairman, President and Chief Executive Officer, along with Paul Karpowicz, our Vice President of Television, has led LIN TV for over 14 years. Mr. Chapman has been the Chairman of the Board of the National Association of Broadcasters and served on the boards of several other major television industry groups. Mr. Karpowicz has been Chairman of the CBS Affiliates Board and served on the boards of several other major television industry groups. Our senior management team has, on average, more than 20 years of experience in the television broadcast industry. Our management team has successfully identified and implemented innovative business strategies, including pioneering the multi-channel strategy, which we are extending to a regional basis.

      Each of LIN TV Corp. and LIN Television Corporation is a Delaware corporation. The principal executive offices of each are located at Four Richmond Square, Suite 200, Providence, Rhode Island 02906 and the telephone number of each at that address is (401) 454-2880. Our website is located at http://www.lintv.com. The information on our website is not part of this prospectus.

      We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our website address is included in this document as an inactive textual reference only.

THE OFFERING

Issuer of Debentures	LIN Television Corporation, a wholly owned subsidiary of LIN TV Corp.

Debentures	$125,000,000 aggregate principal amount of 2.50% Exchangeable Senior Subordinated Debentures due 2033.

Maturity	May 15, 2033.

Ranking	The debentures are unsecured and subordinated in right of payment to all of LIN Television’s existing and future senior indebtedness including its senior credit facilities and existing senior notes and rank on a parity in right of payment with all of its senior subordinated indebtedness, including the 6 1/2% senior subordinated notes due 2013 issued on May 12, 2003. As of September 30, 2003, the aggregate amount of LIN Television’s outstanding senior indebtedness was approximately $405.1 million and the aggregate amount of its outstanding senior subordinated indebtedness was approximately $305.5 million. As of such date, LIN Television’s liabilities reflected on its consolidated balance sheet, including indebtedness and other liabilities such as trade payables and accrued expenses, were approximately $1.35 billion.

Guarantees	The debentures are guaranteed, jointly and severally on an unsecured senior subordinated basis, by LIN Television’s parent, LIN TV, and LIN Television’s direct and indirect, existing and future, domestic restricted subsidiaries. The subsidiary guarantors also guarantee all of its obligations under LIN Television’s senior credit facilities, 8% senior notes due 2008 and 6 1/2% senior subordinated notes due 2013. In addition, LIN TV guarantees all of LIN Television’s obligations under the senior credit facilities and the 6 1/2% senior subordinated notes due 2013. LIN Television’s obligations under its senior credit facilities are secured by substantially all of its and the guarantors’ assets. The obligations of each guarantor under its guarantee are subordinated in right of payment to the prior payment in full of all senior indebtedness of such guarantor to substantially the same extent as the debentures are subordinated to all of LIN Television’s existing and future senior indebtedness. The debentures are entitled to the same guarantees as the 6 1/2% senior subordinated notes due 2013.

Regular Interest	The debentures bear regular interest at 2.50% per annum on the principal amount, from May 12, 2003, payable semi-annually in arrears in cash on November 15 and May 15 of each year, beginning November 15, 2003.

Exchange Rate	Prior to May 15, 2008, the exchange rate will be determined as follows:

• if the applicable stock price is less than or equal to the base exchange price, the exchange rate will be the base exchange rate; and

• if the applicable stock price is greater than the base exchange price, the exchange rate will be determined in accordance with the following formula:

Base Exchange Rate + [(Applicable Stock Price — Base Exchange Price) × Incremental Share Factor]

Applicable Stock Price

Notwithstanding the foregoing, in no event will the exchange rate exceed 46.2748, subject to the same proportional adjustment as the base exchange rate, which we refer to as the maximum exchange rate.

From and after May 15, 2008, the exchange rate will be fixed at the exchange rate determined as set forth above assuming an exchange date that is eight trading days prior to May 15, 2008, which we refer to as the fixed exchange rate.

The base exchange rate is 26.8240, subject to adjustment as described under Description of debentures — Exchange rights — Exchange rate adjustments. The base exchange price is a dollar amount, initially $37.28, derived by dividing the principal amount per debenture by the base exchange rate. The incremental share factor is 23.6051, subject to the same proportional adjustment as the base exchange rate. The applicable stock price is equal to the average of the closing sale prices of LIN TV class A common stock over the five trading day period starting the third trading day following the exchange date of the debentures.

Exchange Rights	A holder may exchange each debenture for a number of shares of LIN TV class A common stock equal to the exchange rate under the following circumstances:

• during any fiscal quarter commencing after June 30, 2003, if the closing sale price of LIN TV class A common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is more than 120% of the base exchange price (initially 120% of $37.28, or $44.7360);

• during any period in which the credit rating assigned to the debentures by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors is below B-, or the credit rating assigned to the debentures by Moody’s Investors Services and its successors is below B3, or either S&P or Moody’s does not assign a rating to the debentures;

• during the five business-day period after any five consecutive trading day period in which the trading price per debenture for each day of that period was less than 98% of the product of the closing sale price of LIN TV class A common stock and the exchange rate on each such day;

• if such debentures have been called for redemption; or

• upon the occurrence of specified corporate transactions described under Description of debentures — Exchange rights — Exchange rights upon occurrence of certain corporate transactions.

Contingent Interest	LIN Television will pay contingent interest to holders of the debentures during any six-month period from and including an interest payment date up to but excluding the next interest payment date, commencing with the six-month period beginning May 15, 2008, if the average trading price of the debentures for a five trading day measurement period immediately preceding the beginning of the applicable six-month period equals 120% or more of the principal amount of the debentures. During any period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of debentures will equal 0.25% per annum calculated on the average trading price of $1,000 principal amount of debentures during the five trading day measuring period used to determine whether contingent interest must be paid. Any contingent interest will be payable on the interest payment date at the end of the relevant six-month period.

Redemption of Debentures at LIN Television’s Option	LIN Television may redeem for cash all or a portion of the debentures at any time on or after May 20, 2008 at a price equal to 100% of the principal amount of the debentures to be redeemed plus accrued and unpaid interest up to, but excluding, the redemption date. Holders may exchange their debentures after they are called for redemption at any time prior to the close of business on the business day immediately preceding the redemption date.

Purchase of Debentures by LIN Television at the Option of the Holder	Holders may require LIN Television to purchase all or a portion of their debentures on May 15, 2008, 2013, 2018, 2023 or 2028, at 100% of the principal amount, plus accrued and unpaid interest, if any, up to, but excluding, the date of purchase.

Fundamental Change	If a fundamental change occurs prior to maturity, a holder may require LIN Television to purchase all or part of its debentures at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest.

A fundamental change is any transaction or event, whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise, in connection with which all or substantially all of the common stock of LIN TV is exchanged for, converted into, acquired for or constitutes solely the right to receive consideration that is not all or substantially all common stock that:

• is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or

• is approved, or immediately after the transaction or event will be approved, for quotation on NASDAQ or any similar United

States system of automated dissemination of quotations of securities prices.

Sinking Fund	None.

U.S. Federal Income Taxation	Under the indenture governing the debentures, LIN Television has agreed, and by acceptance of a beneficial interest in a debenture each holder of a debenture is deemed to have agreed, to treat the debentures as indebtedness for United States federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments. For United States federal income tax purposes, interest income on the debentures will accrue from May 12, 2003 at the rate of 8.25% per year, compounded semi-annually, which represents the yield on LIN Television’s comparable noncontingent, nonexchangeable fixed rate debt instruments with terms and conditions otherwise similar to the debentures. United States Holders, as defined in this prospectus, will be required to accrue interest income on a constant yield to maturity basis at this rate, subject to specified adjustments, with the result that a United States Holder generally will recognize taxable income in excess of regular interest payments received while the debentures are outstanding.

A United States Holder will also recognize gain or loss on the sale, exchange or retirement of a debenture in an amount equal to the difference between the amount realized on the sale, exchange or retirement, including the fair market value of any LIN TV class A common stock received, and the United States Holder’s adjusted tax basis in the debenture. Any gain recognized on the sale, exchange or retirement of a debenture generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss.

DTC Eligibility	The debentures were issued in book-entry form and are represented by one or more permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, or DTC, in New York, New York. Beneficial interests in any such securities are shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Any such interest may not be exchanged for certificated securities, except in limited circumstances.

Use of Proceeds	We will not receive any proceeds from the sale of the debentures or shares of LIN TV class A common stock issuable on exchange of the debentures by the selling securityholders.

New York Stock Exchange Symbol for LIN TV Common Stock	“TVL”

RISK FACTORS

      Investing in the debentures and the underlying LIN TV class A common stock involves certain risks. You should carefully consider the risks and uncertainties described below before purchasing the securities. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our debentures and the underlying LIN TV class A common stock could fall, and you may lose all or part of the money you paid to purchase the securities. References in these risk factors to “LIN Television Corporation,” “LIN Television,”, “LIN”, “we,” “us”, “our” or “LIN” refer to LIN Television Corporation and its consolidated subsidiaries.

Risks associated with the debentures

No public market exists for the debentures, and the resale of the debentures is subject to uncertainties regarding the existence of any trading market for the debentures.

      The debentures are a new issue of securities for which there is currently no public market. We do not intend to list the debentures on any national securities exchange or automated quotation system. We cannot assure you that an active or sustained trading market for the debentures will develop or that the holders will be able to sell their debentures.

      Moreover, even if the holders are able to sell their debentures, we cannot assure you as to the price at which any sales will be made. Future trading prices of the debentures will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of LIN TV class A common stock and the market for similar securities. Historically, the market for exchangeable debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the debentures will be subject to disruptions which may have a negative effect on the holders of the debentures, regardless of our prospects or financial performance.

      The initial purchasers in the offering made pursuant to Rule 144A under the Securities Act have informed us that they intend to make a market in the debentures. However, the initial purchasers may cease their market-making at any time. Accordingly, there can be no assurance that a market for the debentures will develop. Furthermore, if a market were to develop, the market price for the debentures may be adversely affected by changes in our financial performance, changes in the price of LIN TV class A common stock, changes in the overall market for similar securities and performance or prospects for companies in our industry.

Restrictions in our other debt instruments may limit our activities.

      Our senior credit facilities, the indenture governing the senior subordinated notes and our other debt instruments contain numerous restrictive covenants, including covenants that restrict our ability to incur indebtedness, pay dividends, create liens, sell assets, engage in certain mergers and acquisitions and refinance indebtedness. In addition, the senior credit facilities also require us to maintain financial ratios. Our ability to comply with the covenants and other terms of our senior credit facilities, the indenture governing the senior subordinated notes and our other debt instruments, to make cash payments with respect to the debentures and to satisfy our other debt obligations will depend on our future operating performance and the future operating performance of our subsidiaries. If we fail to comply with the various covenants contained in our senior credit facilities, the indenture governing the senior subordinated notes, or any of our other debt instruments, as applicable, we would be in default under those instruments, and in any such case, the maturity of substantially all of our long-term indebtedness could be accelerated. A default under our indentures governing the senior subordinated notes would also constitute an event of default under our senior credit facilities. If we were unable to repay any amounts outstanding under our senior credit facilities, the lenders could proceed against the collateral granted to them to secure the indebtedness. If the amounts outstanding under our senior credit facilities were accelerated, our and the guarantors’ assets may not be sufficient to repay the amount in full. The senior credit facilities prohibit the repayment, purchase, redemption, defeasance or other payment of any of the principal of the senior subordinated notes and the debentures at any time prior to their stated maturity. Such restrictions could limit our ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business or acquisition opportunities.

Your right to receive payment on the debentures is junior to the rights of the holders of all of our senior indebtedness and possibly to all of our future borrowings.

      The debentures are unsecured senior subordinated obligations, and the indebtedness evidenced by each guarantee are unsecured senior subordinated indebtedness of the relevant guarantor. The payment of principal and interest on the debentures and the payment of any guarantee are subordinated in right of payment to all of our senior indebtedness, or all senior indebtedness of the relevant guarantor, as the case may be, including all of our indebtedness and obligations under our senior credit facilities and the guarantor’s guarantee of those obligations. As of September 30, 2003, our and the guarantors’ senior indebtedness was approximately $405.1 million in aggregate principle amount, and our and the guarantors’ senior subordinated indebtedness was approximately $305.5 million in aggregate principal amount. The indenture governing the debentures does not limit our ability to incur additional senior indebtedness, and we expect from time to time to incur additional senior indebtedness. In addition, the indenture governing the debentures permits senior indebtedness to be secured. By reasons of the subordination provisions of the indenture governing the debentures, in the event of our or a guarantor’s insolvency, liquidation, reorganization, dissolution or other winding-up, holders of our senior indebtedness or that of the guarantors, as the case may be, will have to be paid in full before we make payments in respect of the debentures or a guarantor makes payments in respect of its guarantee. In addition, no payment will be able to be made in respect of the debentures if any senior indebtedness is not paid when due or any other default on senior indebtedness occurs and the maturity of such senior indebtedness is accelerated in accordance with its terms. In addition, we have issued senior subordinated notes due 2013. The debentures are on a parity in right of payment with the senior subordinated notes. Accordingly, there may be insufficient assets remaining after such payments to pay amounts due on the debentures and the senior subordinated notes. Furthermore, if certain other defaults exist with respect to designated senior indebtedness, the holders of such designated senior indebtedness will be able to prevent payments on the debentures for specified periods of time.

The price of LIN TV class A common stock and that of the debentures may fluctuate significantly, which may make it difficult for you to resell the debentures or the underlying LIN TV class A common stock, when you want or at prices you find attractive.

      The price of LIN TV class A common stock on the New York Stock Exchange constantly changes. We expect that the market price of LIN TV class A common stock will continue to fluctuate. Because the debentures are exchangeable for LIN TV class A common stock, volatility or depressed prices for LIN TV class A common stock could have a similar effect on the trading price of the debentures. Holders who have received LIN TV class A common stock upon exchange will also be subject to the risk of volatility and depressed prices.

      LIN TV’s class A stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	actual or anticipated variations in LIN TV’s quarterly operating results;

•	recommendations by securities analysts;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving LIN TV or LIN TV’s competitors;

•	failure of LIN TV to integrate acquisitions or realize anticipated benefits from such acquisitions;

•	operating and stock price performance of other companies that investors deem comparable to LIN TV;

•	news reports relating to trends, concerns and other issues in the television industry;

•	changes in government regulations; and

•	geopolitical conditions, such as acts or threats of terrorism or military conflicts.

      General market fluctuations, industry factors and general economic and political conditions and events, economic slowdowns or recessions, interest rate changes, credit loss trends or currency fluctuations, also could cause LIN TV’s stock price to decrease regardless of LIN TV’s operating results.

      In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of LIN TV class A common stock.

The conditional exchange features of the debentures could result in your receiving less than the value of the LIN TV class A common stock into which the debentures are exchangeable.

      The debentures are exchangeable into LIN TV class A common stock only if specified conditions are met. If the specific conditions for exchange are not met, you may not be able to receive the value of the LIN TV class A common stock into which the debentures would otherwise be exchangeable.

Exchange of the debentures will dilute the ownership interest of existing LIN TV shareholders.

      The exchange of some or all of the debentures will dilute the ownership interests of existing LIN TV shareholders. Any sales in the public market of the LIN TV class A common stock issuable upon such exchange could adversely affect prevailing market prices of LIN TV class A common stock. In addition, the existence of the debentures may encourage short selling by market participants because the exchange of the debentures could depress the price of LIN TV class A common stock.

The trading prices for the debentures will be directly affected by the trading prices for LIN TV class A common stock, which are difficult to predict.

      The price of LIN TV class A common stock could be affected by possible sales of LIN TV class A common stock by investors who view the debentures as a more attractive means of equity participation in LIN TV and by hedging or arbitrage trading activity that may develop involving the LIN TV class A common stock. The arbitrage could, in turn, affect the trading prices of the debentures.

We may not have the ability to raise the funds necessary to finance the purchase of the debentures if required by holders pursuant to the indenture.

      Upon the occurrence of certain specific kinds of fundamental changes, we will be required to offer to purchase all outstanding debentures. In addition, specified corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would constitute a fundamental change under the debentures. In addition, we will be required to repurchase all or a portion of the outstanding debentures at the option of the holders on May 15, 2008, 2013, 2018, 2023 and 2028. However, we may not have sufficient funds available at any such time to make the required repurchase of debentures and restrictions in our other indebtedness outstanding in the future may not allow any such repurchase.

You should consider the United States federal income tax consequences of owning the debentures.

      Under the indenture governing the debentures, LIN Television agreed, and by acceptance of a beneficial interest in a debenture each holder of a debenture is deemed to have agreed, to treat the debentures as indebtedness for United States federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments. For United States federal income tax purposes, interest income on the debentures will accrue from May 12, 2003 at the rate of 8.25% per year, compounded semi-annually, which represents the yield on LIN Television’s comparable noncontingent, nonexchangeable fixed rate debt instruments with terms and conditions otherwise similar to the debentures. United States Holders, as defined in this prospectus, will be required to accrue interest income on a constant yield to maturity basis at this rate, subject to certain adjustments, with the result that a United

States Holder generally will recognize taxable income in excess of regular interest payments received while the debentures are outstanding.

      A United States Holder will also recognize gain or loss on the sale, exchange or retirement of a debenture in an amount equal to the difference between the amount realized on the sale, exchange or retirement, including the fair market value of any LIN TV class A common stock received, and the United States Holder’s adjusted tax basis in the debenture. Any gain recognized on the sale, exchange or retirement of a debenture generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss.

Certain provisions in LIN TV’s certificate of incorporation and bylaws may deter potential acquirors and may depress LIN TV’s stock price.

      LIN TV’s certificate of incorporation and bylaws contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of LIN TV which may depress LIN TV’s stock price.

Our assets will not secure the debentures.

      The debentures and the guarantees are not secured by our assets or the assets of the guarantors. However, the indebtedness incurred under the senior credit facilities is secured by a security interest in all or substantially all of our assets, and all or substantially all of the assets of the guarantors. In addition, future indebtedness that we and the guarantors incur may be secured by our assets and those of the guarantors. If we or the guarantors become insolvent, or are liquidated, or if payment of any secured indebtedness is accelerated, the holders of the secured indebtedness will be entitled to exercise the remedies available to secured lenders under applicable laws including the ability to foreclose on and sell our and the guarantors’ collateral securing the indebtedness in order to satisfy the secured indebtedness. In such circumstances, we may not have sufficient assets to repay the debentures.

If the guarantees are voided under applicable bankruptcy or fraudulent transfer law, they may not be enforceable.

      Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it occurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee,

•	was insolvent or rendered insolvent by reason of such incurrence,

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital, or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

      In addition, any payment by that guarantor pursuant to its guarantee under any of these circumstances could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of us or the guarantor.

      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets,

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or

•	it could not pay its debts as they become due.

      As a result of the above principles, the guarantees of the debentures may not be enforceable.

Risks associated with our business

Our operating results are primarily dependent on advertising revenues and, as a result, we may be more vulnerable to economic downturns than businesses in other industries.

      Our operating results are primarily dependent on advertising revenues. The success of our operations depends in part upon factors beyond our control, such as:

•	national and local economic conditions;

•	the availability of high profile sporting events;

•	the relative popularity of the programming on our stations;

•	the demographic characteristics of our markets; and

•	the activities of our competitors.

      Our programming may not attract sufficient targeted viewership or we may not achieve favorable ratings. Our ratings depend partly upon unpredictable and volatile factors beyond our control, such as viewer preferences, competing programming and the availability of other entertainment activities. A shift in viewer preferences could cause our programming not to gain popularity or to decline in popularity, which could cause our advertising revenues to decline. In addition, we and those that we rely on for programming may not be able to anticipate and react effectively to shifts in viewer tastes and interests in the markets.

We are dependent to a significant degree on automotive advertising.

      Approximately 25% of our total revenues for the nine months ended September 30, 2003 and 22%, 21% and 22% for the years ended December 31, 2002, 2001 and 2000, respectively, consisted of automotive advertising. A significant decrease in these revenues in the future could materially and adversely affect our results of operations and cash flows, which could affect our ability to fund operations and service our debt obligations and affect the value of shares of our common stock.

We have a substantial amount of debt, which could adversely affect our financial condition, liquidity and results of operations, reduce our operating flexibility and put us at greater risk for default and acceleration of our debt.

      As of September 30, 2003, we had approximately $710.7 million of consolidated indebtedness and approximately $815.8 million of consolidated stockholders’ equity. In addition, we may incur additional indebtedness in the future. Accordingly, we will continue to have significant debt service obligations.

      Our large amount of indebtedness could, for example:

•	require us to use a substantial portion of our cash flow from operations to pay indebtedness and reduce the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate activities;

•	limit our ability to obtain additional financing in the future;

•	expose us to greater interest rate risk since the interest rates on certain of our borrowings, including amounts borrowed under our senior credit facilities, vary; and

•	impair our ability to successfully withstand a downturn in our business or the economy in general and place us at a disadvantage relative to our less leveraged competitors.

      Any of these consequences could have a material adverse effect on our business, liquidity and results of operations. In addition, our debt instruments require us to comply with covenants, including those that restrict the ability of certain of our subsidiaries to dispose of assets, incur additional indebtedness, pay dividends, make investments, make acquisitions, engage in mergers or consolidations and make capital expenditures, that will restrict the manner in which we conduct our business and may impact our operating results. Our failure to comply with these covenants could result in events of default, which, if not cured or waived, would permit acceleration of our indebtedness and acceleration of indebtedness under other instruments that contain cross-acceleration or cross-default provisions. In the past, we have obtained amendments with respect to compliance with financial ratio tests in our senior credit facilities. Consents or amendments that may be required in the future may not be available on reasonable terms, if at all.

Each of LIN TV and LIN Television have a history of net losses and a substantial accumulated deficit.

      LIN TV has had net income of $5.9 million, for the three months ended September 30, 2003 and net losses of $46.2 million for the nine months ended September 30, 2003 and $47.2 million, $61.7 million and $34.2 million for the years ended December 31, 2002, 2001 and 2000, respectively, primarily as a result of amortization of intangible assets and debt service obligations. In addition, as of September 30, 2003, LIN TV had an accumulated deficit of $250.6 million. LIN TV may not be able to achieve or maintain profitability.

      LIN Television has had net losses of $13.7 million and $22.0 million for the three and nine months ended September 30, 2003, respectively, and $751,000, $39.7 million and $17.5 million for the years ended December 31, 2002, 2001 and 2000, respectively, primarily as a result of amortization of intangible assets and debt service obligations. In addition, as of September 30, 2003, LIN Television had an accumulated deficit of $114.3 million. LIN Television may not be able to achieve or maintain profitability.

We may not be able to generate sufficient cash flow to meet our debt service obligations, forcing us to refinance all or a portion of our indebtedness, sell assets or obtain additional financing.

      Our ability to make scheduled payments of the principal of, or to pay interest on, or to refinance our indebtedness, will depend on our future performance, which, to a certain extent, will be subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate sufficient cash flow from operations in the future to pay our indebtedness or to fund our other liquidity needs. As a result, we may need to refinance all or a portion of our indebtedness, on or before maturity, sell assets or obtain additional financing. We may not be able to refinance any of our indebtedness on commercially reasonable terms, if at all. If we are unable to generate sufficient cash flow or refinance our indebtedness on commercially reasonable terms, we may have to seek to restructure our remaining debt obligations, which could have a material adverse effect on the price of our common stock and the market, if any, for our debt, including the debentures.

We have a material amount of intangible assets, and if we are is required to write down intangible assets in future periods to comply with accounting standards, it would reduce net income, which in turn could materially and adversely affect the results of operations and the trading price of LIN TV class A common stock.

      Approximately $1.7 billion, or 80%, of our total assets as of September 30, 2003 consists of unamortized intangible assets. Intangible assets principally include broadcast licenses and goodwill. In July 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets,” which became effective for us on January 1, 2002. SFAS No. 142 requires, among other things, the discontinuance of the amortization of goodwill and broadcast licenses, and the introduction of impairment testing in its place.

SFAS No. 142 also required us to complete a transitional goodwill impairment test of our goodwill and broadcast licenses for impairment. In addition, LIN TV established a valuation allowance against certain of our deferred tax assets in the absence of the reversal of taxable temporary differences associated with goodwill and broadcast licenses amortization. If at any point in the future the value of these intangible assets decreased, we could be required to incur an impairment charge that could significantly adversely impact our reported results of operations and stockholders’ equity.

The use of different assumptions in valuing our network affiliations, which may necessitate an alternative method of calculating the value of our network affiliations, could have a significant adverse impact on our results of operations.

      Different broadcast companies may use different assumptions in valuing acquired broadcast licenses and their related network affiliations than those that are used by us. These different assumptions may result in the use of different valuation methods that can result in significant variances in the amount of purchase price allocated to these assets among broadcast companies.

      We believe that the value of a television station is derived primarily from the attributes of its broadcast license. These attributes have a significant impact on the audience for network programming in a local television market compared to the national viewing patterns of the same network programming. These attributes and their impact on audiences can include:

•	The scarcity of broadcast licenses assigned by the Federal Communication Commission to a particular market determines how many television networks and other program sources are viewed in a particular market.

•	The length of time the broadcast license has been broadcasting. Television stations that have been broadcasting since the late 1940s, generally channels one to thirteen, are viewed more often than newer television stations.

•	VHF stations (generally channels two to thirteen) are typically viewed more often than UHF stations (generally channels fourteen to sixty-nine) because these stations have been broadcasting longer than UHF stations and because of the inferior UHF signal and disadvantaged channel positions on TV receivers and cable systems in the early years of UHF stations.

•	The quality of the broadcast signal and location of the broadcast station within a market (i.e. the value of being licensed in the smallest city within a tri-city market has less value than being licensed in the largest city within a tri-city market.)

•	The audience acceptance of the broadcast licensee’s local news programming and community involvement. A local television station’s news programming that attracts the largest audience in a market generally will provide a larger audience for its own or network programming.

•	The quality of the other non-network programming carried by the television station. A local television station’s syndicated programming that attracts the largest audience in a market generally will provide larger audience lead-ins to its network programming.

      A local television station can be the number one station in a market, regardless of the national ranking of its affiliated network, depending of these factors or attributes listed above. ABC, FOX, NBC and CBS each have multiple affiliations with local television stations that have the largest prime time audience in the local market in which the station operates.

      Other broadcasting companies believe that network affiliations are an important component of the value of a station. These companies believe that VHF stations are popular because they have been affiliating with networks from the inception of network broadcasts, stations with network affiliations have the most successful local news programming and the network affiliation relationship enhances the audience for local syndicated programming. As a result, these broadcasting companies allocate a significant portion of the purchase price for any station that they may acquire to the network affiliation relationship.

      In connection with our purchase of Sunrise Television Corp. in May 2002, we acquired broadcast licenses in markets with a number of commercial television stations equal to or less than the number of television networks seeking affiliates. The methodology we used in connection with the valuation of the stations acquired in the Sunrise transaction was based on our evaluation of the broadcast licenses acquired and the characteristics of the markets in which they operated. We believed that in these specific markets we would be able to replace a network affiliation agreement with little or no economic loss to the television station. As a result of this assumption, we ascribed no incremental value to the incumbent network affiliation in each market beyond the cost of negotiating a new agreement with another network and the value of any terms of the affiliation agreement that were more favorable or unfavorable than those generally prevailing in the market. Other broadcasting companies have valued network affiliations on the basis that it is the affiliation and not the other attributes of the station, including its broadcast license, which contributes to the operational performance of that station. As a result, we believe that these broadcasting companies include in their network affiliation valuation amounts related to attributes that we believe are more appropriately reflected in the value of the broadcast license or goodwill.

      If we were to assign higher values to the network affiliations of all of the stations that we have acquired and, therefore, less value to their broadcast licenses, it would have a significant impact on our operating results. The following chart reflects the hypothetical impact of the hypothetical reassignment of value from broadcast licenses to network affiliations for all prior acquisitions and the resulting increase in amortization expense assuming a 15-year amortization period.

		Percentage of Total
		Value reassigned to
		Network Affiliation
		Agreements

	As reported	50%	25%

	(In thousands, except per share data)
Balance Sheet (As of December 31, 2002):
Broadcast licenses	$1,127,742	$563,871	$845,807
Other intangible assets, net (including network affiliation agreements)	1,480	527,760	264,620
Statement of Operations (For the year ended December 31, 2002):
Depreciation and amortization of intangible assets	28,658	66,249	47,454
Operating income	109,660	72,069	90,864
Income (loss) from continuing operations	(13,872)	(51,463)	(32,668)
Net loss	(47,215)	(70,146)	(58,680)
Net loss per share	$(1.13)	$(1.68)	$(1.40)

      In future acquisitions, the valuation of the broadcast licenses and network affiliations may differ from the Sunrise acquisition values due to different attributes of each station and the market in which it operates.

Our strategy includes seeking growth through acquisitions of television stations, which could pose various risks and increase our leverage.

      We intend to pursue selective acquisitions of television stations with the goal of improving their operating performance by applying our management’s business and growth strategy. However, we may not be successful in identifying attractive acquisition targets. Future acquisitions involve inherent risks, such as increasing leverage and debt service requirements and combining company cultures and facilities, that could have a material adverse effect on our operating results, particularly during the period immediately following any acquisitions. We may not be able to successfully implement effective cost controls, increase advertising revenues or increase audience share with respect to any acquired station. In addition, our future acquisitions may result in our assumption of unexpected liabilities and may result in the diversion of management’s attention from the operation of our business.

      In addition, television station acquisitions are subject to the approval of the Federal Communications Commission and, potentially, other regulatory authorities. The need for Federal Communications Commission and other regulatory approvals could restrict our ability to consummate future transactions and potentially require us to divest some television stations if the Federal Communications Commission believes that a proposed acquisition would result in excessive concentration in a market, even if the proposed combinations may otherwise comply with Federal Communications Commission ownership limitations.

Broadcast interests of our affiliates, including Hicks, Muse, Tate & Furst Incorporated, may be attributable to us and may limit our ability to acquire television stations in particular markets, restricting our ability to execute our growth strategy.

      The number of television stations we may acquire in any market is limited by Federal Communications Commission rules and may vary depending upon whether the interests in other television stations or other media properties of individuals affiliated with us are attributable to those individuals under Federal Communications Commission rules. The Federal Communications Commission generally applies its ownership limits to “attributable” interests held by an individual, corporation, partnership or other association. The broadcast or other media interests of our and LIN TV’s officers, directors and 5% or greater voting securityholders are generally attributable to us, which may limit our acquisition or ownership of television stations in particular markets while those officers, directors or securityholders are associated with us. In addition, the holder of an otherwise nonattributable equity or debt interest in a licensee which is in excess of 33% of the total debt and equity of the licensee will nonetheless be attributable where the holder is either a major program supplier to that licensee or the holder has an attributable interest in another broadcast station, cable system or newspaper in the same market. Affiliates of Hicks, Muse, Tate & Furst Incorporated currently own 23,510,137 shares of LIN TV class B common stock, which represents approximately 47.0% of LIN TV’s capital stock at September 30, 2003. Pursuant to Federal Communications Commission rules and regulations, non-voting stock does not generally create an attributable interest. As a result, due to the fact that affiliates of Hicks Muse only own shares of LIN TV class B common stock, we believe that none of our stations will be attributed to Hicks Muse and that no stations attributed to Hicks Muse will be attributed to us. However, if affiliates of Hicks Muse elect to convert their shares of class B common stock into either class A common stock or class C common stock of LIN TV, under current Federal Communications Commission rules and regulations, the stations that are attributable to Hicks Muse would be attributed to us. In addition, the Federal Communications Commission has stated that it reserves the authority, in an appropriate case, to declare as being attributable an unusual combination of otherwise nonattributable interests.

If we are unable to compete effectively, our revenue could decline.

      The entertainment industry, and particularly the television industry, is highly competitive and is undergoing a period of consolidation and significant change. Many of our current and potential competitors have greater financial, marketing, programming and broadcasting resources than we do. Technological innovation and the resulting proliferation of television entertainment, such as Internet services, cable television, wireless cable, satellite-to-home distribution services, pay-per-view, digital video recorders, DVDs and home video and entertainment systems, have fractionalized television viewing audiences and have subjected free over-the-air television broadcast stations to new types of competition. In addition, as a result of the Telecommunications Act of 1996, the legislative ban on telephone cable ownership has been repealed and telephone companies are now permitted to seek Federal Communications Commission approval to provide video services to homes.

The loss of network affiliation agreements or changes in network affiliations could materially and adversely affect our results of operations.

      The non-renewal or termination of a network affiliation agreement or a change in network affiliations could have a material adverse effect on us. Each of the networks generally provides our affiliated stations with up to 22 hours of prime time programming per week. In return, our stations broadcast network-inserted commercials during that programming and often receive cash payments from networks, although in some circumstances, we make cash payments to networks.

      In addition, some of our network affiliation agreements are subject to earlier termination by the networks under specified circumstances, including as a result of a change of control of our affiliated stations, which would generally result upon the acquisition of 50% of our voting power. In the event that affiliates of Hicks Muse elect to convert the shares of LIN TV class B common stock held by them into shares of either class A common stock or class C common stock, such conversion may result in Hicks Muse and its affiliates acquiring more than 50% of LIN TV’s voting power and, thus, result in a change of control of our stations with network affiliation agreements. Some of the networks with which our stations are affiliated have required other broadcast groups, upon renewal of affiliation agreements, to reduce or eliminate network affiliation compensation and, in specific cases, to make cash payments to the network, and to accept other material modifications of existing affiliation agreements. Consequently, our affiliation agreements may not all remain in place and each network may not continue to provide programming or compensation to affiliates on the same basis as it currently provides programming or compensation. If this occurs, we would need to find alternative sources of programming, which may be less attractive and more expensive. We are currently negotiating with FOX regarding affiliation agreements with their networks.

      A change in network affiliation in a given television market may have many short-term and long-term consequences, depending upon the circumstances surrounding the change. Potential short-term consequences include increased marketing costs and increased internal operating costs, which can vary widely depending on the amount of marketing required to educate the audience regarding the change and to maintain the station’s viewing audience, short term loss of market share or slower market growth due to advertiser uncertainty about the switch, costs of gearing up a news operation, if necessary, and the cost of the equipment needed to conform the station’s programming, equipment and logos to the new network affiliation. Long-term consequences are more difficult to assess, due to the cyclical nature of each of the major network’s share of the audience that changes from year to year with programs coming to the end of their production cycle and the audience acceptance of new programs in the future and the fact that national network averages are not necessarily indicative of how a network’s programming is accepted in an individual market. How well a particular network fares in the affiliation switch depends largely on the value of the FCC license, which is influenced by the length of time the FCC license has been broadcasting, whether it is a VHF or a UHF license, the quality and location of the license, the audience acceptance of the licensee’s local news programming and community involvement and the quality of the other non-network programming transmitted. In addition, most of revenue earned by television stations is attributable to locally produced news programming and syndicated product, rather than to network affiliation payments and advertising sales related to network programming. The circumstances that may surround a network affiliation switch cause uncertainty as to the actual costs that will be incurred by us and, if these costs are significant, the switch could have a material adverse impact on the income we derive from the affected station.

The General Electric Capital Corporation note could result in significant liabilities and could trigger a change of control under our existing indebtedness, causing our indebtedness to become immediately due and payable.

      General Electric Capital Corporation, or GECC, provided debt financing for a joint venture between us and NBC, a sister corporation of GECC, in the form of an $815.5 million, non-amortizing senior secured note due 2023. In the event that such note is not extended or otherwise refinanced when the note matures in 2023, we expect that, assuming current federal marginal tax rates remain in effect, our tax liability related to the joint venture transaction will be approximately $255.0 million. The formation of the joint venture was intended to be tax-free to us. However, any early repayment of the note will accelerate this tax liability, which could have a material adverse effect on us. In addition, if an event of default occurs under the note, and GECC is unable to collect all amounts owed to it after exhausting all commercially reasonable remedies against the joint venture, including during the pendency of any bankruptcy involving the joint venture, GECC may proceed against LIN TV to collect any deficiency, including by foreclosing on our stock and the stock of other LIN TV subsidiaries, which could trigger the change of control provisions under our existing indebtedness.

      Annual cash interest payments on the note are approximately $66.2 million. There are no scheduled payments of principal due prior to 2023, the stated maturity of the note. The obligations under the note were assumed by the joint venture, and the proceeds of the note were used to finance a portion of the cost of Hicks Muse’s acquisition of us. The note is not our obligation nor the obligation of any of LIN TV’s subsidiaries and is recourse only to the joint venture, our equity interest in the joint venture and, after exhausting all remedies against the assets of the joint venture and other equity interest in the joint venture, to LIN TV pursuant to a guarantee. An event of default under the note will occur if the joint venture fails to make any scheduled payment of interest, within 90 days of the date due and payable, or principal of the note on the maturity date. The joint venture has established a cash reserve of $15.0 million for the purpose of making interest payments on the note when due. Both NBC and LIN TV have the right to make a shortfall loan to the joint venture to cover any interest payment. However, if the joint venture fails to pay principal or interest on the note, and neither NBC nor LIN TV makes a shortfall loan to cover the interest payment, an event of default would occur under the note and GECC could accelerate the maturity of the entire amount due under the note. Other than the acceleration of the principal amount of the note upon an event of default, prepayment of the principal of the note is prohibited prior to its stated maturity.

We may be required to pay substantial penalties to the holders of our 6 1/2% senior subordinated notes due 2013

      In accordance with the terms of the registration rights agreements relating to the issuance of our 6 1/2% senior subordinated notes due 2013, we are required to pay substantial penalties to a holder of these debt instruments under specified circumstances, including, among others the failure to either effect an exchange offer in which holders of our 6 1/2% senior subordinated notes due 2013 could exchange their notes for equivalent notes registered under the Securities Act or to maintain an effective registration statement permitting the resale of our 6 1/2% senior subordinated notes due 2013 for more than brief intervals.

      These penalties are generally paid based on a percentage of the outstanding principal amount of the 6 1/2% senior subordinated notes due 2013. In the fourth quarter of 2003, we incurred penalties of approximately $160,000 as a result of the delay in having the registration statement pursuant to which we intend to effect an exchange offer declared effective.

Risks related to our industry

Any potential hostilities or terrorist attacks may affect our revenues and results of operations.

      During each of the three-month periods ended March 31, 2003 and June 30, 2003, we experienced a loss of advertising revenue and incurred additional broadcasting expenses due to the initiation of military action in Iraq. The military action disrupted our television stations’ regularly scheduled programming and some of our clients rescheduled or delayed advertising campaigns to avoid being associated with war coverage. We expect that if the United States engages in other foreign hostilities or there is a terrorist attack against the United States, we may lose additional advertising revenue and incur increased broadcasting expenses due to further pre-emption, delay or cancellation of advertising campaigns and the increased costs of providing coverage of such events. We cannot predict the extent and duration of any future, disruption to our programming schedule, the amount of advertising revenue that would be lost or delayed or the amount by which our broadcasting expenses would increase as a result. The loss of revenue and increased expenses have negatively affected, and could negatively affect in the future, our results of operations.

Our industry is subject to significant syndicated and other programming costs, and increased programming costs could adversely affect our operating results.

      Our industry is subject to significant syndicated and other programming costs. We may be exposed in the future to increased programming costs which may adversely affect our operating results. We often acquire program rights two or three years in advance, making it difficult for us to accurately predict how a program will perform. In some instances, we may have to replace programs before their costs have been fully amortized, resulting in write-offs that increase station-operating costs.

Recently-enacted campaign finance legislation and pending election law reform proposals may substantially limit political advertising, upon which we heavily rely.

      Recently-enacted campaign finance legislation restricts spending by candidates, political parties, independent groups and others on political advertising and imposes significant reporting and other burdens on political advertising. The legislation became effective in November 2002. On May 2, 2003, a substantial part of the legislation was found by a special three-judge federal district court to be unconstitutional. The legislation and the court’s ruling remain subject to further review in the United States Supreme Court. It is not certain at this time precisely what will be the impact on our business of the portion of the act left standing by the lower court, but it could decrease the amount of advertising spent on television in connection with political campaigns. Moreover, if the Supreme Court reversed the lower court and upheld the currently invalidated provisions of the legislation, the adverse impact on political advertising purchases would likely increase.

Changes in Federal Communications Commission ownership rules through Commission action, judicial review or federal legislation may limit our ability to continue operating stations under local marketing agreements, may prevent us from obtaining ownership of the stations we currently operate under local marketing agreements and/or may preclude us from obtaining the full economic value of one or more of our two-station operations upon a sale, merger or other similar transaction transferring ownership of such station or stations.

      Federal Communications Commission ownership rules currently impose significant limitations on the ability of broadcast licensees to have attributable interests in multiple media properties. These restrictions include a rule prohibiting one company from owning broadcast television stations with service areas encompassing more than an aggregate 35% share of national television households. The restrictions also include a variety of local limits on media ownership. The restrictions include an ownership limit of one television station in medium and smaller markets and two stations in larger markets, known as the television duopoly rule. The regulations also include a prohibition on the common ownership of a newspaper and television station in the same market (newspaper-television cross-ownership), limits on common ownership of radio and television stations in the same market (radio-television station ownership) and limits on radio ownership of four to eight radio stations in a local market.

      In two recent decisions, the United States Court of Appeals for the District of Columbia Circuit found three of the Federal Communications Commission’s decisions with respect to three of its ownership rules, including the 35% national television ownership cap, the television duopoly rule and a prohibition on ownership of television broadcast stations and cable systems in the same market to be arbitrary and capricious. The court vacated the cable-television cross-ownership rule and remanded the national cap and television duopoly rule to the Commission for further action. On June 2, 2003, the Commission voted substantially to amend many of its ownership rules. The Commission raised the national television ownership limit from 35% to 45%. The television duopoly rule was relaxed to permit ownership of up to three stations in certain large markets and two stations in many mid-sized markets, provided that no more than one of the co-owned stations can be among the top four in audience share in the market. In addition, the newspaper-television cross-ownership prohibition was restricted to smaller markets (those with fewer than four television stations). A new local cross-ownership regulation was adopted which precludes ownership of certain combinations of television and radio stations and newspapers in markets with fewer than nine television stations.

      With respect to the television duopoly rule, the Commission declared that it would grant waivers of the top-four restriction under certain circumstances. It also held that two-station combinations which were not in conformance with the amended rule, e.g., where both stations were among the top four stations in the local markets in audience share, would not have to be divested. However, the Commission also determined that a non-conforming combination could not be transferred jointly either as a separate asset or through the transfer of control of the licensee, except by obtaining a waiver of the rule upon each transfer or by sale to certain eligible small business entities. The Commission also determined that it would continue to grandfather local marketing agreements entered into prior to November 5, 1996, such as our local marketing agreements in Austin, Texas, and Providence, Rhode Island, until the conclusion of a further ownership review rulemaking to be initiated in 2004, which would address the question of whether and under what circumstances the agreements would be permitted to continue.

      The amended rules were to become effective in September 4, 2003, but at the request of various parties which filed judicial appeals challenging the Commission’s actions, a three-judge panel of the United States Court of Appeals for the Third Circuit, which has been selected as the appellate court to hear the consolidated appeals, stayed the effectiveness of the new rules until it has issued a decision. We are unable to predict the timing or outcome of that decision or whether the decision will be subject to further judicial appeals. In addition, several parties, including LIN TV, filed petitions for reconsideration with the Commission asking for a variety of amendments to the amended rules, e.g., eliminating the non-transferability of grandfathered cross-ownership interests. Finally, various bills are pending in the United States Senate and House of Representatives which would restore some or all of the earlier rules and/or suspend implementation of one or more of the amended rules.

      We are unable to predict the outcome of these regulatory, judicial or legislative proceedings. Should the new rules become effective, attractive opportunities may arise for additional television station and other media acquisitions. But these changes also create additional competition for us from other entities, such as national broadcast networks, large stations groups, newspaper chains and cable operators who may be better positioned to take advantage of such changes and benefit from the resulting operating synergies both nationally and in specific markets.

      Should the new televisions duopoly rule become effective, we may be able to acquire the ownership of one or both of the stations in Austin, Texas, and Providence, Rhode Island, which we currently operate under local marketing agreements and which are subject to purchase option agreements entered into by our subsidiaries. Any such acquisition would be subject to the amended duopoly rule’s restriction on ownership of more than one top-four station in a market. Should we have to seek a waiver of the new rule in either case because the second station is among the top four in audience share, there is no assurance that we will be successful in obtaining it. Should a waiver be required and obtained, or should we succeed in elevating to top-four audience status the second station in any of the other markets in which we currently have two stations, we will be unable to transfer that two-station combination, either through an asset transfer or a transfer of control of us (or the applicable licensee subsidiary), without grant of another waiver or sale to an eligible small business entity. Moreover, should we be unable to obtain a waiver, there is no assurance that the grandfathering of our local marketing agreements will be permitted beyond the conclusion of the 2004 rulemaking. In 2002, we had net revenues of $18.9 million, or 5.4%, or our total new revenues, attributable to those local marketing agreements.

Changes in technology may impact our long-term success and ability to compete.

      The Federal Communications Commission has adopted rules for implementing advanced television, commonly referred to as “digital” television, in the United States of America. Our conversion to digital television requires additional capital expenditures, which were approximately $3.6 million in the fourth quarter of 2003 and we anticipate will be approximately $7.0 million in 2004, and operating costs. Implementation of digital television will improve the technical quality of over-the-air broadcast television. It is possible, however, that conversion to digital operations may reduce a station’s geographical coverage area. We believe that digital television is essential to our long-term viability and the broadcast industry, but we cannot predict the precise effect digital television might have on our business. The Federal

Communications Commission had levied fees on broadcasters with respect to non-broadcast uses of digital channels, including data transmissions or subscriber services. Further advances in technology may also increase competition for household audiences and advertisers. We are unable to predict the effect that technological changes will have on the broadcast television industry or the future results of our operations.

Risks associated with LIN TV class A common stock issuable upon exchange of the debentures

Future sales of LIN TV class A common stock could adversely affect its market price.

      The market price of LIN TV class A common stock could fall substantially if its shareholders sell large amounts of shares of class A common stock in the public market. The availability of a large number of shares for sale could result in the need for sellers to accept a lower price in order to complete a sale.

Hicks Muse and its affiliates, whose interests may differ from your interests, have approval rights with respect to significant transactions and could convert their equity interests in LIN TV into a majority of the voting power of LIN TV, thereby reducing the voting power of other LIN TV shareholders.

      Hicks Muse and its affiliates have the ability to convert shares of LIN TV’s nonvoting class B common stock into class A common stock, subject to the approval of the Federal Communications Commission. If this occurs, affiliates of Hicks Muse would own approximately 47% of the voting equity interests in LIN TV and will effectively have the ability to elect the entire board of directors and to approve or disapprove any corporate transaction or other matters submitted to the LIN TV securityholders for approval, including the approval of mergers or other significant corporate transactions. Upon the conversion of the majority of the LIN TV nonvoting class B common stock into class A common stock, the class C common stock will automatically convert into an equal number of shares of class A common stock. The interests of Hicks Muse and its affiliates may differ from the interests of LIN TV’s other securityholders and Hicks Muse and its affiliates could take actions or make decisions that are not in your best interests.

      For example, Hicks Muse is in the business of making significant investments in existing or newly formed companies and may from time to time acquire and hold controlling or non-controlling interests in television broadcast assets, such as its existing investment in businesses like Clear Channel Communications, Inc., that may directly or indirectly compete with us for advertising revenues. Hicks Muse and its affiliates may from time to time identify, pursue and consummate acquisitions of television stations or other broadcast related businesses that may be complementary to our business and therefore such acquisition opportunities may not be available to us.

      In addition, affiliates of Hicks Muse, as the holders of LIN TV’s class B common stock, have the right to approve, among other things, the issuance or repurchase of any of LIN TV’s securities, the sale or acquisition of any asset or the incurrence of any indebtedness with a value of 10% or more of the fair market value of the common equity securities of LIN TV’s, the merger or consolidation of LIN TV with another company or any transaction that is not in the ordinary course of business. Hicks Muse also has an assignable right, under certain conditions, to acquire the outstanding shares of LIN TV’s class C common stock.

      Moreover, Royal W. Carson, III and Randall S. Fojtasek, two of LIN TV’s directors, together own all of LIN TV’s class C common stock and therefore possess 70% of LIN TV’s combined voting power. Accordingly, Messrs. Carson and Fojtasek will have the power to elect the entire board of directors of LIN TV, and through this control, to approve or disapprove any corporate transaction or other matter submitted to the LIN TV securityholders for approval, including the approval of mergers or other significant corporate transactions. Both of Messrs. Carson and Fojtasek have business relations with Hicks Muse. Mr. Carson is the President of Carson Private Capital Incorporated, an investment firm that sponsors funds-of-funds and dedicated funds that have invested substantially all of the net capital of these funds in investment funds sponsored by Hicks Muse or its affiliates. Mr. Carson also serves on an advisory board representing the interests of limited partners of Hicks, Muse, Tate & Furst Europe Fund, L.P., which is sponsored by Hicks Muse. Hicks, Muse, Tate & Furst Europe Fund does not have an investment in us. Until its sale in 1999, Mr. Fojtasek was the Chief Executive Officer of Atrium Companies, Inc., which was principally owned by Hicks Muse or its affiliates. Affiliates of Hicks Muse have invested as limited partners in Brazos Investment Partners LLC, a private equity investment firm of which Mr. Fojtasek is a founding member.

RATIO OF EARNINGS TO FIXED CHARGES

LIN TV CORP.

	Predecessor
							Nine months
	Period from	Period from					Ended
	January 1—	March 3—	Fiscal Year Ended December 31				September 30
	March 2,	December 31,
	1998	1998	1999	2000	2001	2002	2002	2003

Ratio of Earnings to Fixed Charges(1):	1.3x	—(2)	—(2)	—(2)	—(2)	1.1x	—(2)	—(2)

(1)	For purposes of calculating the ratio of earnings to fixed charges, “earnings” consist of the sum of income (loss) from continuing operations before provision for (benefit from) income taxes, extraordinary item and cumulative effect of change in accounting principle; distributed income of equity investees and fixed charges. “Fixed charges” consist of interest expense, including amortization of deferred financing costs and discounts, and a portion of rental expense related to operating leases.

(2)	LIN TV earnings were insufficient to cover fixed charges by $39.3 million for the nine months ended September 30, 2003, $6.4 million for the nine months ended September 30, 2002, $82.1 million for the fiscal year ended December 31, 2001, $33.4 million for the fiscal year ended December 31, 2000, $37.1 million for the fiscal year ended December 31, 1999 and $30.9 million for the period from March 3, 1998 to December 31, 1998.

LIN TELEVISION CORPORATION

	Predecessor
							Nine months
	Period from	Period from					Ended
	January 1—	March 3—	Fiscal Year Ended December 31				September 30
	March 2,	December 31,
	1998	1998	1999	2000	2001	2002	2002	2003

Ratio of Earnings to Fixed Charges(1):	1.3x	—(2)	—(2)	—(2)	—(2)	1.9x	1.6x	—(2)

(1)	For purposes of calculating the ratio of earnings to fixed charges, “earnings” consist of the sum of income (loss) from continuing operations before provision for (benefit from) income taxes, extraordinary item and cumulative effect of change in according principle; distributed income of equity investees and fixed charges. “Fixed charges” consist of interest expense, including amortization of deferred financing costs and discounts, and a portion of rental expense related to operating leases.

(2)	LIN Television earnings were insufficient to cover fixed charges by $2.7 million for the nine months ended September 30, 2003, $48.6 million for the fiscal year ended December 31, 2001, $7.7 million for the fiscal year ended December 31, 2000, $13.7 million for the fiscal year ended December 31, 1999, and $12.9 million for the period from March 3, 1998 to December 31, 1998.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus and the documents that we incorporate by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about our company, the industries in which we operate and other matters, as well as management’s beliefs and assumptions and other statements regarding matters that are not historical facts. These statements include, in particular, statements about our plans, strategies and prospects, under the following headings used in this prospectus and the documents we incorporate by reference into this prospectus: “Summary”, “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” For example, when we use words such as “projects,” “expects,” “anticipates,” “intends,” “plans, “believes,” “seeks,” “estimates,” “should,” “would,” “could” or “may,” variations of such words or other words that convey uncertainty of future events or outcome, we are making forward-looking statements. Our forward-looking statements are subject to risks and uncertainties. You should note that many important factors, some of which are discussed elsewhere in this prospectus or in the documents that we incorporate by reference into this prospectus, could affect us in the future and could cause results to differ materially from those expressed in our forward-looking statements. For a discussion of some of these factors, please read carefully the information in the section of this prospectus entitled “Risk Factors.” Except as otherwise required by law, we do not undertake any obligation to update forward-looking statements made by us.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of the debentures or the shares of LIN TV class A common stock issuable upon exchange of the debentures by the selling securityholders.

      The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, New York Stock Exchange listing fees and fees and expenses of our counsel and our accountants.

SELLING SECURITYHOLDERS

      LIN Television issued the debentures covered by this prospectus in private placements on May 12, 2003 and May 16, 2003. The debentures were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledgees, donees or their successors, may offer and sell the debentures and the LIN TV class A common stock into which the debentures are convertible pursuant to this prospectus.

      The following table sets forth information with respect to the selling securityholders and the principal amount of debentures and LIN TV common stock into which the debentures are convertible beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the following selling securityholders to us in a questionnaire and is as of the date specified by the security holders in those questionnaires.

	Principal	Shares of LIN TV
	Amount of	Class A Common		Shares of LIN TV
	Debentures	Stock Beneficially	Debentures	Class A Common
	Beneficially	Owned Upon	Owned After	Stock Owned
Name of	Owned That	Conversion of the	Completion of	After Completion
Securityholder	May Be Sold	Debentures(1)	Offering(2)	of the Offering(2)

UBS AG London Branch	18,500,000	856,083	0	0
DBAG London	17,212,000	796,481	0	0
Deutsche Bank Securities Inc.	12,890,000	596,482	0	0
Highbridge International LLC	10,000,000	462,748	0	0
Clinton Riverside Convertible Portfolio Limited	6,170,000	285,515	0	0
National Bank of Canada c/o Putnam Lovell NBF Securities Inc.	6,000,000	277,648	0	0
Clinton Multistrategy Master Fund, Ltd.	5,830,000	269,782	0	0
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd	5,000,000	231,374	0	0
Royal Bank of Canada	5,000,000	231,374	0	0
Onyx Fund Holdings, LDC	4,500,000	208,236	0	0
The Coast Fund, L.P.	4,000,000	185,099	0	0
KBC Financial Products [Cayman Islands] Ltd.	3,000,000	138,824	0	0
Argent Low Lev Convertible Arbitrage Fund Ltd.	2,700,000	124,941	0	0
Argent Classic Convertible Arbitrage Fund L.P.	2,500,000	115,687	0	0
AIG DKR SoundShore Opportunity Holding Fund Ltd.	2,000,000	92,549	0	0
Bear, Stearns & Co. Inc.	2,000,000	92,549	0	0
Laurel Ridge Capital, LP	2,000,000	92,549	0	0
Nisswa Master Fund Ltd.	2,000,000	92,549	0	0
White River Securities L.L.C.	2,000,000	92,549	0	0
Zurich Institutional Benchmarks Master Fund Ltd.	1,735,000	80,286	0	0
CNH CA Master Account, L.P.	1,000,000	46,274	0	0
BP Amoco PLC Master Trust	706,000	32,670	0	0
Argent LowLev Convertible Arbitrage Fund LLC	700,000	32,392	0	0
Argent LowLev Convertible Arbitrage Fund II, LLC	600,000	27,764	0	0
Xavex Convertible Arbitrage 10 Fund	600,000	27,764	0	0
Gasner Investors Holdings Ltd.	500,000	23,137	0	0
Meadow IAM Limited	310,000	14,345	0	0
Xavex Convertible Arbitrage 2 Fund	300,000	13,882	0	0
Class C Trading Company, Ltd.	300,000	13,882	0	0
Hotel Union & Hotel Industry of Hawaii Pension Plan	276,000	12,771	0	0
Sphinx Convertible Arb Fund SPC	253,000	11,707	0	0
Zurich Institutional Benchmark Master Fund LTD	100,000	4,627	0	0
Viacom Inc. Pension Plan Master Trust	24,000	1,110	0	0
Jefferies and Company Inc.	6,000	277	0	0
Any other holder of debentures or future transferee, pledge, donee or successor of any holder(3)	4,288,000	198,443	0	0

Total	$125,000,000	5,784,350	0	0

(footnotes on following page)

(1)	Assumes conversion of all of the securityholders’ debentures at the maximum conversion rate of 46.2748 shares per debenture. However, the maximum conversion rate is subject to adjustment as described under “Description of Debentures — Exchange Rights.” As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2)	We do not know when or in what amounts a selling securityholder may offer the debentures or shares for sale. The selling securityholders might not sell any or all of the debentures or shares offered by this prospectus. Because the selling securityholders may offer all or some of the debentures or shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the debentures or shares, we cannot estimate the number of the debentures or shares that will be held by the selling securityholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the debentures or shares covered by this prospectus will be held by the selling securityholders.

(3)	Information about other selling securityholders will be set forth in prospectus supplements or amendments to this prospectus, if required.

      None of the selling securityholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years, other than Bear, Stearns & Co., Inc. and Deutsche Bank Securities, Inc., which were initial purchasers of the debentures and our 6 1/2% Senior Subordinated Notes due 2013.

DESCRIPTION OF DEBENTURES

      LIN Television issued the debentures under a senior subordinated indenture, dated as May 12, 2003, among LIN Television, LIN TV, the domestic restricted subsidiaries of LIN Television and The Bank of New York, as trustee.

      The following summary does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of the debentures and the indenture. We urge you to read the indenture and the form of the debentures, which you may obtain from us upon request, because they and not this description define your rights in respect of the debentures. As used in this description, all references to “LIN Television” “we,” “us” or “our” mean LIN Television Corporation, excluding, unless otherwise expressly stated or the context otherwise requires, any of its subsidiaries and excluding LIN TV and all references to “LIN TV common stock” mean LIN TV class A common stock.

General

      The debentures are senior subordinated indebtedness of LIN Television and rank on a parity with all of our other existing and future senior subordinated debt and junior to all existing and future senior indebtedness. See “— Ranking of debentures.” The debentures are guaranteed by LIN TV and by domestic restricted subsidiaries of LIN Television. See “— Guarantees.”

      The debentures are limited to $125.0 million aggregate principal amount and were issued only in registered form without coupons in denominations of $1,000 principal amount and any integral multiple of $1,000 above that amount. We use the term “debenture” in this prospectus to refer to each $1,000 principal amount of debentures. The debentures will mature on May 15, 2033. On the maturity date of the debentures, a holder will receive the principal amount of a debenture, plus any accrued and unpaid interest.

      The debentures bear regular interest at an annual rate equal to 2.50% on the principal amount from May 12, 2003, or from the most recent date to which regular interest has been paid or provided for. Regular interest is payable semi-annually in arrears on May 15 and November 15 of each year, each an interest payment date, beginning November 15, 2003, to the person in whose name a debenture is registered at the close of business on the May 1 or November 1, as the case may be, immediately preceding the relevant interest payment date, each of which we refer to as a record date. Each payment of regular interest will include interest accrued for the period, which we refer to as an interest period, commencing on and including the immediately preceding interest payment date (or, if none, the original issuance date of the debentures) to but excluding the applicable interest payment date. Regular interest on the debentures will be computed using the actual number of days in the interest period divided by 360. Contingent interest, if any, is payable as described below under “— Contingent interest.” Holders of debentures may also be entitled to receive liquidated damages under the circumstances described below under “— Registration rights.”

      If any interest payment date of a debenture falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. If the stated maturity date, redemption date, fundamental change purchase date or purchase date of a debenture would fall on a day that is not a business day, the required payment of interest, if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date, redemption date, fundamental change purchase date or purchase date to such next succeeding business day. The term “business day” means, with respect to any debenture, any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York, New York.

      The debentures are redeemable prior to maturity only on or after May 20, 2008 and as described below under “— Redemption of debentures at our option,” and do not have the benefit of a sinking fund. Principal of and interest on the debentures will be payable at the office of the trustee. If certain conditions have been satisfied, the debentures may be presented for exchange at the office of the trustee, and for registration of transfer or exchange at the office of the registrar, which initially will be The Bank of New York. No service charge will be made for any registration of transfer or exchange of debentures, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

      Maturity, exchange, purchase by us at the option of a holder or redemption of a debenture will cause interest to cease to accrue on such debenture. We may not reissue a debenture that has matured or been exchanged, purchased by us at the option of a holder, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such debenture.

      The debentures are debt instruments subject to the contingent payment debt regulations. Holders generally will be required to include interest in their gross income for U.S. federal income tax purposes that will exceed regular interest payments received on the debentures. See “Summary of United States federal income tax considerations.”

Ranking and subordination

      The payment of the principal of, premium (if any), and interest on, and any liquidated damages (“Additional Amounts”) under the registration rights agreement with respect to the debentures is subordinated in right of payment, to the extent set forth in the indenture, to the payment when due of all of our existing and future Senior Indebtedness. As of September 30, 2003 we had $405.1 million of Senior Indebtedness outstanding (excluding unused commitments). LIN TV and its subsidiaries may incur substantial additional Indebtedness and, in any case, all or a portion of such Indebtedness may be Senior Indebtedness and may be secured.

      Only our Indebtedness that is Senior Indebtedness will rank senior to the debentures in accordance with the provisions of the indenture. The debentures in all respects rank pari passu with all of our other Senior Subordinated Indebtedness. Unsecured indebtedness is not deemed to be subordinate or junior to secured indebtedness merely because it is unsecured, nor is any Indebtedness deemed to be subordinate or junior to other Indebtedness merely because it matures after such other indebtedness. Secured Indebtedness is not deemed to be Senior Indebtedness merely because it is secured.

      We may not pay principal of, premium (if any) or interest on or Additional Amounts with respect to, the debentures and may not otherwise redeem, purchase or retire any debentures (collectively, “pay the debentures”) if (i) any Senior Indebtedness is not paid when due or (ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and/or any such acceleration has been rescinded or such Senior Indebtedness has been paid; provided, however, that we may pay the debentures without regard to the foregoing if we and the trustee receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we may not pay the debentures (except (i) in Qualified Capital Stock issued by us to pay interest on the debentures or issued in exchange for the debentures, (ii) in securities substantially identical to the debentures issued by us in payment of interest accrued thereon or (iii) in securities issued by us which are subordinated to the Senior Indebtedness at least to the same extent as the debentures and having a Weighted Average Life to Maturity at least equal to the remaining Weighted Average Life to Maturity of the debentures) for a period (a “Payment Blockage Period”) commencing upon the receipt by the trustee (with a copy to us) of written notice (a “Blockage Notice”) of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the trustee and us from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such

Blockage Notice has been cured or waived or is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, but subject to the provisions of the first sentence of this paragraph and the provisions of the immediately succeeding paragraph, we may resume payments on the debentures after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given, and not more than one Payment Blockage Period may occur, in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness (other than the agent under the Senior Credit Facilities), the agent under the Senior Credit Facilities may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Payment Blockage Periods is in effect exceed 179 days in the aggregate during any 360-consecutive-day period. No nonpayment default that existed or was continuing on the date of delivery of any Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days.

      Upon any payment or distribution of our assets upon a total or partial liquidation or dissolution or reorganization or bankruptcy of or similar proceeding relating to us or our property, the holders of Senior Indebtedness will be entitled to receive payment in full, in cash or Cash Equivalents, of the Senior Indebtedness before the holders of the debentures are entitled to receive any payment or distribution, and until the Senior Indebtedness is paid in full, in cash or Cash Equivalents, any payment or distribution to which holders of the debentures would be entitled but for the subordination provisions of the indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a distribution is made to the trustee or to holders of the debentures that, due to the subordination provisions, should not have been made to them, the trustee or such holders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

      If payment of the debentures is accelerated because of an Event of Default, we or the trustee shall promptly notify the Representative (if any) of any issue of Designated Senior Indebtedness which is then outstanding; provided, however, that we and Trustee shall be obligated to notify such a Representative (other than with respect to the Senior Credit Facilities) only if such Representative has delivered or caused to be delivered an address for the service of such a notice to us and the trustee (and we and the trustee shall be obligated only to deliver the notice to the address so specified). If a notice is required pursuant to the immediately preceding sentence, we may not pay the debentures (except payment (i) in Qualified Capital Stock issued by us to pay interest on the debentures or issued in exchange for the debentures, (ii) in securities substantially identical to the debentures issued by us in payment of interest accrued thereon or (iii) in securities issued by us which are subordinated to the Senior Indebtedness at least to the same extent as the debentures and have a Weighted Average Life to Maturity at least equal to the remaining Weighted Average Life to Maturity of the debentures), until five business days after the respective Representative of the Designated Senior Indebtedness receives notice (at the address specified in the preceding sentence) of such acceleration and, thereafter, may pay the debentures only if the subordination provisions of the indenture otherwise permit payment at that time.

      By reason of such subordination provisions contained in the indenture, in the event of liquidation or insolvency, creditors of ours who are holders of Senior Indebtedness may recover more, ratably, than the holders of the debentures, and creditors of ours who are not holders of Senior Indebtedness (including holders of the debentures) may recover less, ratably, than holders of Senior Indebtedness. In addition, the indenture does not prohibit the transfer or contribution of assets of ours to our Subsidiaries. In the event of any such transfer or contribution, holders of the debentures will be effectively subordinated to the claims of creditors of such Restricted Subsidiaries with respect to such assets.

Guarantees of the debentures

      Each of the Guarantors unconditionally guarantees on a joint and several basis all of our obligations under the debentures, including our obligations to pay principal, premium, if any, and interest with respect to the debentures. The Guarantees are unsecured senior subordinated obligations of the Guarantors. The obligations of each Guarantor under its guarantee is subordinated and junior in right of payment to the prior payment in full of existing and future Senior Indebtedness of such Guarantor substantially to the same extent as the debentures are subordinated to all of our existing and future Senior Indebtedness. The Guarantors have also guaranteed all obligations under the Senior Credit Facilities, and each Subsidiary Guarantor has granted a security interest in all or substantially all of its assets to secure the obligations under the Senior Credit Facilities. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections or payments from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount, based on the net assets of each Guarantor determined in accordance with GAAP.

      The indenture provides that we shall cause each Restricted Subsidiary who is a Guarantor to (i) execute and deliver to the trustee a supplemental indenture in a form reasonably satisfactory to the trustee pursuant to which such Restricted Subsidiary shall become a party to the indenture and thereby unconditionally guarantee all of our obligations under the debentures and the indenture on the terms set forth therein and (ii) deliver to the trustee an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary (which opinion may be subject to customary assumptions and qualifications). Thereafter, such Restricted Subsidiary shall (unless released in accordance with the terms of the indenture) be a Guarantor for all purposes of the indenture.

      Each guarantee constitutes a continuing guarantee and (a) remains in full force and effect until payment of all of the obligations covered thereby, except as provided below, (b) is binding upon each Guarantor and (c) inures to the benefit of and be enforceable by the trustee, holders of the debentures and their successors, transferees and assigns.

      The indenture provides that if the debentures thereunder are discharged in accordance with the terms of the indenture, or if all or substantially all of the assets of any Subsidiary Guarantor or all of the equity interest in any Subsidiary Guarantor are sold (including through merger, consolidation, by issuance or otherwise) then such Subsidiary Guarantor (in the event of a sale or other disposition of all of the equity interests of such Subsidiary Guarantor) or the Person acquiring the assets (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) shall be released and discharged of its guarantee obligations in respect of the indenture and the debentures.

      Any Subsidiary Guarantor that is designated an Unrestricted Subsidiary shall upon such designation be released and discharged of its guarantee obligations in respect of the indenture and the debentures and any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary shall upon such redesignation be required to become a Subsidiary Guarantor.

Exchange rights

      Subject to certain conditions, a holder may exchange each debenture for a number of shares of LIN TV class A common stock, par value $.01, which we refer to as LIN TV common stock, equal to the exchange rate. The ability to surrender debentures for exchange will expire at the close of business on the maturity date of the debentures, unless we have previously redeemed or purchased them.

      Prior to May 15, 2008, the exchange rate will be determined as follows:

(1) if the applicable stock price is less than or equal to the base exchange price, the exchange rate will be the base exchange rate; and

(2) if the applicable stock price is greater than the base exchange price, the exchange rate will be determined in accordance with the following formula:

Base Exchange Rate	+	(Applicable Stock Price — Base Exchange Price)	×	Incremental Share Factor

Applicable Stock Price

      Notwithstanding the foregoing, in no event will the exchange rate exceed 46.2748, subject to the same proportional adjustment as the base exchange rate, which we refer to as the maximum exchange rate.

      From and after May 15, 2008, the exchange rate will be fixed for the remainder of the term of the debentures at the exchange rate determined as set forth above assuming an exchange date that is eight trading days prior to May 15, 2008, which we refer to as the fixed exchange rate, subject to the same adjustments as the base exchange rate.

      The “base exchange rate” is 26.8240, subject to adjustment as described under “— Exchange rate adjustments.” The “base exchange price” is a dollar amount (initially $37.28) derived by dividing the principal amount per debenture by the base exchange rate. The “incremental share factor” is 23.6051, subject to the same proportional adjustment as the base exchange rate. The “applicable stock price” is equal to the average of the closing sale prices of LIN TV common stock over the five trading day period starting the third trading day following the exchange date of the debentures.

      We will not deliver any fractional shares of LIN TV common stock upon exchange of the debentures. In lieu of fractional shares otherwise deliverable (calculated on an aggregate basis) in respect of debentures being exchanged by a holder, the holder will be entitled to receive an amount of cash equal to the fraction of a share times the applicable stock price.

      Holders may surrender debentures for exchange for shares of LIN TV common stock only if at least one of the conditions described below is satisfied. In addition, a debenture for which a holder has delivered a fundamental change purchase notice requiring us to purchase the debentures may be surrendered for exchange only if such notice is withdrawn in accordance with the indenture.

      Exchange Rights Based on Common Stock Price. Commencing after June 30, 2003, a holder may surrender a debenture or portions of debentures in integral multiples of $1,000 principal amount for exchange for shares of LIN TV common stock in any fiscal quarter (and only during such fiscal quarter), if, as of the last day of the preceding fiscal quarter, the closing sale price of LIN TV common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding fiscal quarter is more than 120% of the base exchange price (initially 120% of $37.28, or $44.7360) as of the last day of such preceding fiscal quarter. We refer to this as the “exchange trigger price.”

      “Trading day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if LIN TV common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which LIN TV common stock is then listed or, if LIN TV common stock is not listed on a national or regional securities exchange, by the NASDAQ National Market, Inc. (“NASDAQ”) or, if LIN TV common stock is not quoted by NASDAQ, on the principal other market on which LIN TV common stock is then traded.

      The “closing sale price” of LIN TV common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which LIN TV common stock is traded or, if LIN TV common stock is not listed on a United States national or regional securities exchange, as reported by NASDAQ or by the National Quotation Bureau Incorporated. In the absence of such a quotation, we will determine the closing sale price on the basis we consider appropriate.

      Exchange Rights Upon Credit Rating Events. During any period in which (1) the credit rating assigned to the debentures by Standard and Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. and its successors (“S&P”) is below B-, (2) the credit rating assigned to the debentures by Moody’s Investor Services and its successors (“Moody’s”) is below B3, or (3) either S&P or Moody’s does not assign a rating to the debentures, holders may also surrender debentures for exchange for shares of LIN TV common stock.

      Exchange Upon Satisfaction of Trading Price Condition. Holders may surrender their debentures for exchange for LIN TV common stock prior to maturity during the five business day period after any five consecutive trading day period in which the “trading price” per debenture, as determined following a request by a holder of debentures in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing sale price of LIN TV common stock and the exchange rate in effect on such day (determined based on such closing sale price rather than the applicable stock price) (the “trading price condition”); provided that if, on the date of any exchange pursuant to the trading price condition that is on or after May 15, 2028, the closing sale price of LIN TV common stock is greater than the effective exchange price, then you will receive, in lieu of LIN TV common stock based on the exchange rate, LIN TV common stock with a value equal to the principal amount of your debentures plus accrued and unpaid interest, if any, including contingent interest, if any, as of the exchange date (“principal value exchange”). LIN TV common stock delivered upon a principal value exchange will be valued at the greater of the effective exchange price on the exchange date and the applicable stock price as of the exchange date. LIN Television or LIN TV, as the case may be, will deliver such common stock no later than the third business day following the determination of the applicable stock price. The “effective exchange price” is, as of any date of determination, a dollar amount (initially $37.28) derived by dividing the principal amount per debenture by the exchange rate then in effect (assuming an exchange date eight trading days prior to the date of determination); provided that from and after May 15, 2008, the effective exchange price shall be the principal amount divided by the fixed exchange rate.

      The “trading price” of the debentures on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5,000,000 principal amount of the debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the debentures from a nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the debentures, then the trading price per debenture on such day will be deemed to be less than 98% of the product of the “closing sale price” of LIN TV common stock and the exchange rate in effect on such day.

      In connection with any exchange upon satisfaction of the above trading price condition, the trustee shall have no obligation to determine the trading price of the debentures unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per debenture would be less than 98% of the product of the closing sale price of LIN TV common stock and the exchange rate then in effect. At such time, we shall instruct the trustee to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until the trading price per such debenture is greater than or equal to 98% of the product of the closing sale price of LIN TV common stock and the exchange rate then in effect.

      Exchange Rights Upon Notice of Redemption. A holder may surrender debentures called for redemption for exchange for shares of LIN TV common stock at any time prior to the close of business on the business day immediately preceding the redemption date, even if the debentures are not otherwise exchangeable at such time. A debenture for which a holder has delivered a fundamental change purchase notice, as described below, requiring LIN TV or LIN Television to purchase the debenture may be surrendered for exchange only if such notice is withdrawn in accordance with the indenture.

      Exchange Rights Upon Occurrence of Certain Corporate Transactions. If LIN TV is party to a consolidation, merger or binding share exchange pursuant to which shares of LIN TV common stock would be converted into cash, securities or other property, a holder may surrender debentures for exchange for shares of LIN TV common stock at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction and, at the effective time, the right to exchange a debenture for shares of LIN TV common stock will be changed into a right to exchange such debenture for the kind and amount of cash, securities or other property of LIN TV or another person that the holder would have received had the holder exchanged its debenture immediately prior to the transaction. If such transaction also constitutes a fundamental change, the holder will be able to require us to purchase all or a portion of such holder’s debentures as described under
“— Fundamental change permits purchase of debentures by us at the option of the holder.”

      If LIN TV elects to:

•	Distribute to all holders of LIN TV common stock rights or warrants entitling them to purchase, for a period expiring within 45 days of the record date for such distribution, LIN TV common stock at less than the average closing sale price for the 10 trading days preceding the declaration date for such distribution; or

•	Distribute to all holders of LIN TV common stock, cash, assets, debt securities or rights to purchase LIN TV securities, which distribution has a per share value exceeding 5% of the closing sale price of LIN TV common stock on the trading day immediately preceding the declaration date for such distribution;

we must notify you at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your debentures for exchange at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date or any announcement by us that such distribution will not take place. You will not be able to exchange your debentures as a result of such a distribution if you will otherwise participate in the distribution without having to exchange your debentures.

      Upon determination that debenture holders are or will be entitled to exchange their debentures for shares of LIN TV common stock in accordance with the foregoing provisions, we will issue a press release and publish such information on our website on the World Wide Web.

Exchange procedures

      To exchange your debenture for LIN TV common stock you must do the following (or comply with DTC procedures for doing so in respect of your beneficial interest in debentures evidenced by a global debenture):

•	complete and manually sign the exchange notice on the back of the debenture or facsimile of the exchange notice and deliver this notice to the trustee;

•	surrender the debenture to the trustee;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

      Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the exchange date.

      Upon exchange of debentures, a holder will not receive any cash payment of interest (unless such exchange occurs between a regular record date and the interest payment date to which it relates). Our delivery to the holder of the full number of shares of LIN TV common stock for which the debenture is exchangeable, together with any cash payment for such holder’s fractional shares, will be deemed:

•	to satisfy our obligation to pay the principal amount of the debenture; and

•	to satisfy our obligation to pay accrued but unpaid interest, including contingent interest, if any, attributable to the period from the most recent interest payment date through the exchange date.

      As a result, the principal amount and unpaid interest, including contingent interest, if any, through the exchange date are deemed to be paid in full rather than cancelled, extinguished or forfeited.

      Notwithstanding the above, if debentures are exchanged after a record date but prior to the next succeeding interest payment date, holders of such debentures at the close of business on the record date will receive the interest payable on such debentures on the corresponding interest payment date notwithstanding the exchange. Such debentures, upon surrender for exchange, must be accompanied by funds equal to the amount of interest payable on the debentures so exchanged; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date and prior to the next interest payment date, (2) if we have specified a fundamental change purchase date that is during such period or (3) to the extent of overdue interest or overdue contingent interest, any overdue interest or overdue contingent interest, if any, exists at the time of exchange with respect to such debenture.

      Shares of LIN TV common stock and cash in lieu of fractional shares deliverable upon exchange will be delivered through the trustee no later than the third business day following the determination of the applicable stock price.

      For a discussion of the tax treatment of a holder exchanging debentures, see “Summary of United States federal income tax considerations — Tax consequences to United States Holders — Sale, exchange or retirement of the debentures.”

      Exchange Rate Adjustments. Each of the base exchange rate, the maximum exchange rate, the incremental share factor and any fixed exchange rate will be adjusted for:

•	dividends or distributions on shares of LIN TV common stock payable in shares of LIN TV common stock;

•	subdivisions, combinations or certain reclassifications of shares of LIN TV common stock;

•	distributions to all holders of shares of LIN TV common stock of rights or warrants entitling them to purchase, for a period expiring within 45 days of the record date for such distribution, LIN TV common stock at less than the average closing sale price for the 10 trading days preceding the declaration date for such distribution;

•	distributions to all holders of shares of LIN TV common stock of shares of LIN TV capital stock, evidences of indebtedness or assets, including securities but excluding:

•	rights or warrants specified above;

•	dividends or distributions specified above; and

•	cash distributions.

      In the event that LIN TV makes a distribution to all holders of LIN TV common stock consisting of capital stock of, or similar equity interests in, one of its subsidiaries or other business units, the exchange rate will be adjusted based on the market value of the securities so distributed relative to the market value of LIN TV common stock, in each case based on the average closing sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

•	distributions to all holders of shares of LIN TV common stock of cash, excluding any dividend or distribution in connection with LIN TV’s liquidation, dissolution or winding up, to the extent that the aggregate cash dividends per share of LIN TV common stock in any twelve month period exceeds the greater of:

•	the annualized amount per share of LIN TV common stock of the next preceding quarterly cash dividend on such common stock to the extent that the preceding quarterly dividend did not require an adjustment of the exchange rate pursuant to this clause, as adjusted to reflect subdivisions or combinations of the LIN TV common stock; and

•	5% of the average of the closing sale price of LIN TV common stock during the 10 trading days immediately prior to the declaration date of the dividend.

      If an adjustment is required to be made under this clause as a result of a distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause. If an adjustment is required to be made under this clause as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution.

•	LIN TV or one of its subsidiaries makes a payment in respect of a tender offer or exchange offer for LIN TV common stock to the extent that the cash and value of any other consideration included in the payment per share of LIN TV common stock exceeds the closing sale price per share of such common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

      To the extent that LIN TV adopts a rights plan during the term of the debentures, you will receive, upon exchange of your debentures, in addition to LIN TV common stock, the rights under the rights plan unless, prior to the exchange, the rights have expired, terminated or been redeemed or unless the rights have separated from the LIN TV common stock, in which case the exchange rate will be adjusted at the time of separation as if we distributed to all holders of LIN TV common stock, shares of LIN TV capital stock, evidences of indebtedness or assets as described under the fourth bullet point above, subject to readjustment in the event of the subsequent expiration, termination or redemption of such rights.

      In the event of:

•	any reclassification of LIN TV common stock;

•	a consolidation, merger or combination involving LIN TV; or

•	a sale or conveyance to another person or entity of all or substantially all of LIN TV’s property and assets;

in which holders of LIN TV common stock would be entitled to receive stock, other securities, other property, assets or cash for such common stock, upon exchange of your debentures you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had exchanged the debentures for LIN TV common stock immediately prior to any of these events.

      You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of LIN TV common stock or in certain other situations requiring an exchange rate adjustment. See “Summary of United States federal income tax considerations.”

      We may, from time to time, increase the exchange rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. We would give holders at least 15 days’ notice of any increase in the exchange rate. In addition, we may increase the exchange rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of LIN TV common stock resulting from any stock or rights distribution. See “Summary of United States federal income tax considerations.”

      We will not be required to make an adjustment in the exchange rate unless the adjustment would require a change of at least 1% in the exchange rate. However, we will carry forward any adjustments that are less than 1% of the exchange rate. Except as described above in this section, we will not adjust the exchange rate for any issuance of LIN TV common stock or convertible or exchangeable securities or rights to purchase LIN TV common stock or convertible or exchangeable securities.

Contingent interest

      We will pay contingent interest to holders of the debentures during any six-month period from and including an interest payment date to but excluding the next interest payment date, commencing with the six-month period beginning May 15, 2008, if the average trading price of the debentures for a five trading day measurement period immediately preceding the first day of the applicable six-month period equals 120% or more of the principal amount of the debentures. During any period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of debentures will equal 0.25% per annum calculated on the average trading price of $1,000 principal amount of debentures during the five trading day measuring period immediately preceding the applicable six-month interest period used to determine whether contingent interest must be paid. “Trading price” is defined above under “— Exchange rights — Exchange upon satisfaction of trading price condition.”

      Contingent interest, if any, accrues from the first day of any interest period and will be payable on the interest payment date at the end of the relevant six-month period to holders of the debentures as of the record date relating to such interest payment date.

      Upon determination that debenture holders will be entitled to receive contingent interest during a relevant six-month period, we will issue a press release and publish such information on our website on the World Wide Web as soon as practicable.

Redemption of debentures at our option

      Prior to May 20, 2008, the debentures will not be redeemable at our option. Beginning on May 20, 2008 and thereafter we may redeem the debentures for cash at any time as a whole, or from time to time in part. The redemption price of a debenture will be the principal amount of such debenture on the redemption date, plus accrued and unpaid interest, if any, to, but excluding, such date. We will give not less than 30 days nor more than 60 days notice of redemption by mail to holders of the debentures.

      If we decide to redeem fewer than all of the outstanding debentures, the trustee may select the debentures by lot, pro rata, or by another method the trustee considers fair and appropriate. If the trustee selects a portion of your debentures for partial redemption and you exchange a portion of your debentures, the exchanged portion will be deemed, to the extent practicable, to be the portion selected for redemption.

Purchase of debentures by us at the option of holder

      You have the right to require us to purchase all or a portion of your debentures on May 15, 2008, 2013, 2018, 2023 or 2028 or if any such day is not a business day, on the immediately succeeding business day, each such day a “purchase date.” We will be required to purchase for cash, at a purchase price equal to 100% of the principal amount thereof on the applicable purchase date plus accrued and unpaid interest, if any, to, but excluding, such purchase date, any outstanding debenture for which a written purchase notice has been properly delivered by the holder to the trustee and not withdrawn, subject to certain additional conditions. We may also add additional dates on which you may require us to purchase all or a portion of your debentures. However, we cannot assure you that we will add any purchase dates. You may submit your debentures for purchase to the trustee at any time from the opening of business on the date that is 21 business days prior to the purchase date until the close of business on the purchase date. Our ability to satisfy our purchase obligations may be affected by the factors described in “Risk Factors” under the heading “We may not have the ability to raise the funds necessary to finance the purchase of the debentures if required by holders pursuant to the indenture.”

      We will be required to give notice on a date not less than 21 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things, the procedures that holders must follow to require us to purchase their debentures.

      To exercise this right, you must deliver a written notice to the trustee prior to the close of business on the purchase date. Your purchase notice electing to require us to purchase your debentures must state:

•	if certificated debentures have been issued, the debenture certificate numbers, or if not, such information as may be required under applicable DTC procedures;

•	the number of debentures to be purchased; and

•	that we are to purchase the debentures pursuant to the applicable provisions of the debentures and the indenture.

      You may withdraw any purchase notice by a written notice of withdrawal delivered to the trustee prior to the close of business on the purchase date. The notice of withdrawal must state:

•	the number of withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures, or if not, such information as may be required under applicable DTC procedures; and

•	the number, if any, of debentures that remain subject to your purchase notice.

      Payment of the purchase price for a debenture for which a purchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the trustee at its corporate trust office in Borough of Manhattan, The City of New York, or any other office of the trustee, at any time after delivery of the purchase notice. Payment of the purchase price for the debenture will be made promptly following the later of the purchase date and the time of book-entry transfer or delivery of the debenture. If the trustee holds money sufficient to pay the purchase price of the debenture on the business day following the purchase date, then, on and after the date:

•	the debenture will cease to be outstanding;

•	interest on the debenture will cease to accrue; and

•	all other rights of the holder will terminate.

      This will be the case whether or not book-entry transfer of the debenture has been made or the debenture has been delivered to the trustee, and all other rights of the holder will terminate, other than the right to receive the purchase price upon delivery of the debenture.

      We may be unable to purchase the debentures in the event you elect to require us to purchase your debentures as set forth above. If you elect to require us to purchase your debentures as set forth above, we may not have enough funds to pay the purchase price for all tendered debentures. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting purchase of the debentures under certain circumstances. If you elect to require us to purchase your debentures as set forth above at a time when we are prohibited from repurchasing debentures, we could seek the consent of our lenders to purchase the debentures or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to purchase the debentures. Under such circumstances, it is unlikely that LIN TV would be able to meet its obligations under its guarantee. Our failure to purchase tendered debentures would constitute an event of default under the indenture, which would constitute a default under our senior indebtedness and might constitute a default under the terms of our other indebtedness or the indebtedness of LIN TV.

Fundamental change requires purchase of debentures by us at the option of the holder

      If a fundamental change occurs at any time prior to the maturity of the debentures, you will have the right, at your option, subject to the terms and conditions of the indenture, to require us to purchase for cash any or all of your debentures. We will purchase the debentures at a price equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date, unless such fundamental change purchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding record date. We will be required to purchase the debentures as of the business day to be specified by us that is not less than 20 nor more than 35 business days after the occurrence of such fundamental change, which we refer to as a fundamental change purchase date.

      A “fundamental change” is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of LIN TV common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive consideration which is not all or substantially all common stock that:

•	is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or

•	is approved, or immediately after the transaction or event will be approved, for quotation on NASDAQ or any similar United States system of automated dissemination of quotations of securities prices.

      Within 15 business days after the occurrence of a fundamental change, we are obligated to mail to the trustee and to all holders of debentures at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the fundamental change, stating, among other things:

•	the events causing a fundamental change;

•	the date of such fundamental change;

•	the last date on which the purchase right may be exercised;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the trustee;

•	the exchange rate and any adjustments to the exchange rate;

•	that debentures with respect to which a fundamental change purchase notice is given by the holder may be exchanged only if the fundamental change purchase notice has been withdrawn in accordance with the terms of the debentures and the indenture; and

•	the procedures that holders must follow to exercise these rights.

      To exercise this right, you must deliver a written notice to the trustee prior to the close of business on the fundamental change purchase date. The required purchase notice upon a fundamental change must state:

•	if certificated debentures have been issued, the debenture certificate numbers, or if not, such information as may be required under applicable DTC procedures;

•	the number of debentures to be purchased; and

•	that we are to purchase such debentures pursuant to the applicable provisions of the debentures and the indenture.

      You may withdraw any fundamental change purchase notice by a written notice of withdrawal delivered to the trustee prior to the close of business on the fundamental change purchase date. The notice of withdrawal must state:

•	the number of the withdrawn debentures;

•	if certificated debentures have been issued, the debenture certificate numbers, or if not, such information as may be required under applicable DTC procedures; and

•	the number, if any, of debentures that remain subject to your fundamental change purchase notice.

      A holder must either effect book-entry transfer or deliver the debentures to be purchased, together with necessary endorsements, to the office of the trustee after delivery of the fundamental change purchase notice to receive payment of the fundamental change purchase price. You will receive payment in cash promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the debentures. If the trustee holds money or securities sufficient to pay the fundamental change purchase price of the debentures on the business day following the fundamental change purchase date, then, immediately after the fundamental change purchase date:

•	the debentures will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate.

      This will be the case whether or not book-entry transfer of the debentures is made or whether or not the debentures are delivered to the trustee.

      We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a fundamental change.

      These fundamental change purchase rights could discourage a potential acquiror of LIN TV. However, this fundamental change purchase feature is not the result of LIN TV’s or our management’s knowledge of any specific effort to obtain control of LIN TV by means of a merger, tender offer or solicitation or part of a plan by management to adopt a series of anti-takeover provisions. The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect LIN TV’s financial condition or business operations. Our obligation to purchase the debentures upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us, LIN TV or our business.

      We may be unable to purchase the debentures in the event of a fundamental change. If a fundamental change were to occur, we may not have enough funds to pay the fundamental change price for all tendered debentures. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting purchase of the debentures under some circumstances or expressly prohibit our purchase of the debentures upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing debentures, we could seek the consent of our lenders to purchase the debentures or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to purchase the debentures. Under such circumstances, it is unlikely that LIN TV would be able to meet its obligations under its guarantee. Our failure to purchase tendered debentures would constitute an event of default under the indenture, which would constitute a default under our senior indebtedness and might constitute a default under the terms of our other indebtedness or the indebtedness of LIN TV.

Consolidation, merger, sale or conveyance

      Neither LIN Television nor LIN TV may consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:

•	LIN Television or LIN TV, as the case may be, is the surviving corporation or the successor is a U.S. domestic corporation, limited liability company, partnership, trust or other entity, and expressly assumes the obligations of LIN Television or LIN TV, as the case may be, on the debentures and under the indenture, in the case of LIN Television, or under the guarantee of the debentures, in the case of LIN TV,

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing, and

•	LIN Television or LIN TV, as the case may be, have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such transaction complies with these requirements.

      When such a person assumes the obligations of LIN Television or LIN TV, as the case may be, in such circumstances, subject to certain exceptions, LIN Television or LIN TV, as the case may be, shall be discharged from all its obligations under the debentures and the indenture in the case of LIN Television, or under the guarantee of the debentures, in the case of LIN TV.

Events of default

      The following events are defined in the indenture for the debentures as “Events of Default”: (i) the failure to pay interest on the debentures when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment is prohibited by the provisions described under “— Ranking and subordination” above); (ii) the failure to pay principal of or premium, if any, on any debentures when such principal or premium, if any, becomes due and payable, at maturity, upon redemption or otherwise (whether or not such payment is prohibited by the provisions described under “— Ranking and subordination” above); (iii) a default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 30 days after LIN Television receives written notice thereof specifying the default from the trustee or the holders of at least 25% in aggregate principal amount of outstanding debentures; (iv) the failure to pay at the stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of LIN Television or any Restricted Subsidiary of LIN Television, or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $10,000,000 or more at any time in each case after a 10-day period during which such default shall not have been cured or such acceleration rescinded; (v) one or more judgments in an aggregate amount in excess of $15,000,000 (which are not covered by insurance as to which the insurer has not disclaimed coverage) being rendered against LIN Television or any of its Significant Restricted Subsidiaries and such judgment or judgments remain undischarged or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable; and (vi) certain events of bankruptcy, insolvency or reorganization affecting LIN Television or any of its Significant Restricted Subsidiaries or LIN TV.

      Upon the happening of any event of default as described above and in the indenture, the trustee may, and the trustee upon the request of holders of 25% in principal amount of the outstanding debentures shall, or the holders of at least 25% in principal amount of outstanding debentures may, declare the principal of all the debentures, together with all accrued and unpaid interest and premium, if any, to be due and payable by notice in writing to LIN Television and the trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Senior Credit Facilities, will become due and payable upon the first to occur of an acceleration under the Senior Credit Facilities or five Business Days after receipt by LIN Television and the agent under the Senior Credit

Facilities of such Acceleration Notice (unless all Events of Default specified in such Acceleration Notice have been cured or waived). If an Event of Default with respect to bankruptcy proceedings relating to LIN Television or any Significant Restricted Subsidiaries occurs and is continuing, then such amount will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the debentures.

      At any time after a declaration of acceleration with respect to the debentures as described in the preceding paragraph, the holders of a majority in principal amount of the debentures then outstanding (by notice to the trustee) may rescind and cancel such declaration and its consequences if (i) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing Defaults and Events of Default have been cured or waived except nonpayment of principal of or interest on the debentures that has become due solely by such declaration of acceleration, (iii) to the extent the payment of such interest is lawful, interest (at the same rate specified in the debentures) on overdue installments of interest and overdue payments of principal, which has become due otherwise than by such declaration of acceleration has been paid, (iv) LIN Television has paid the trustee its reasonable compensation and reimbursed the trustee for its reasonable expenses, disbursements and advances and (v) in the event of the cure or waiver of a Default or Event of Default of the type described in clause (vi) of the first paragraph of this section above, the trustee has received an officers’ certificate and Opinion of Counsel that such Default or Event of Default has been cured or waived. The holders of a majority in principal amount of the debentures may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any debentures.

      LIN Television is required to deliver to the trustee, within 120 days after the end of LIN Television’s fiscal year, a certificate indicating whether the signing officers know of any Default or Event of Default that occurred during the previous year and whether LIN Television has complied with its obligations under the indenture. In addition, LIN Television will be required to notify the trustee of the occurrence and continuation of any Default or Event of Default promptly after LIN Television becomes aware of the same.

      Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default thereunder should occur and be continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the debentures unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provision for security or indemnification and certain limitations contained in the indenture, the holders of a majority in principal amount of the outstanding debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

Modification of the indenture

      From time to time, we and the trustee, together, without the consent of the holders of the debentures, may amend or supplement the indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies. Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding debentures, except that, without the consent of each holder of the debentures affected thereby, no amendment may, directly or indirectly: (i) reduce the amount of debentures whose holders must consent to an amendment; (ii) reduce the rate of or change the time for payment of interest, including defaulted interest, on any debentures; (iii) reduce the principal of or change the fixed maturity of any debentures, or change the date on which any debentures may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any debentures payable in money other than that stated in the debentures and the indenture; (v) make any change in provisions of the indenture protecting the right of each holder of a debenture to receive payment of principal of, premium on and interest on such debenture on or after the due date thereof or to bring suit to enforce such payment or permitting holders of a majority in principal amount of the debentures to waive a Default or Event of Default; (vi) after our obligation upon the occurrence of a fundamental change to purchase the debentures arises under the indenture, amend, modify or change our obligation to make or consummate a purchase offer or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offers, or (vii) adversely affect the rights of holders of the debentures under the exchange provisions of the indenture.

Discharge of the indenture

      We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding debentures or by depositing with the trustee after the debentures have become due and payable, whether at stated maturity, or any redemption date, or upon exchange or otherwise, cash or LIN TV common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding debentures and paying all other sums payable by them under the indenture.

Concerning the trustee

      The indenture contains certain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

      The holders of a majority in principal amount of the then outstanding debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debentures, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain definitions

      Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

      “Affiliate” means, as to any Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Chase, Deutsche and their respective Affiliates shall not be deemed Affiliates of LIN Television by reason of the Senior Credit Facilities or their direct or indirect investments in any fund managed by Hicks Muse or any Person in which any such fund is invested.

      “Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

      “Capitalized Lease Obligation” means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP, and for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP.

      “Cash Equivalents” means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service, Inc.; (iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

      “Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement.

      “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

      “Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

      “Designated Senior Indebtedness” means (i) all obligations under the Senior Credit Facilities and (ii) any other Senior Indebtedness of ours which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $20,000,000 and is specifically designated by us in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the indenture.

      “Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a change of control), in whole or in part, on or prior to the final maturity date of the debentures; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable or is so redeemable at the sole option of the holder thereof prior to May 15, 2033 shall be deemed Disqualified Capital Stock.

      “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the original issue date of the debentures including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or the Commission or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the indenture shall be computed in conformity with GAAP.

      “Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

      “Guarantor” means (i) LIN TV and (ii) each Subsidiary Guarantor.

      “Guarantor Senior Indebtedness” means, as to any Guarantor, Senior Indebtedness of such Guarantor, it being understood that for the purpose of this definition, all references to the Company in the definition of Senior Indebtedness shall be deemed references to such Guarantor.

      “Holding Company” means any company as to which LIN Television is a direct or indirect Subsidiary.

      “Indebtedness” means with respect to any Person, without duplication, any liability of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments, (iii) constituting Capitalized Lease Obligations, (iv) incurred or assumed as the deferred purchase price of property, or pursuant to conditional sale obligations and title retention agreements (but excluding trade accounts payable arising in the ordinary course of business), (v) for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (vi) for Indebtedness of others guaranteed by such Person, (vii) for Interest Swap Agreements, Commodity Agreements and Currency Agreements and (viii) for Indebtedness of any other Person of the type referred to in clauses (i) through (vii) which is secured by any Lien on any property or asset of such first referred to Person, the amount of such Indebtedness being deemed to be the lesser of the value of such property or asset or the amount of the Indebtedness so secured. The amount of Indebtedness of any Person at any date shall be (i) the outstanding principal amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability at such date of such Person for any contingent obligations described above, (ii) the accreted value thereof, in the case of any Indebtedness issued with original issue discount and (iii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

      “Interest Swap Agreements” means any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement.

      “Lien” means, with respect to any asset, any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

      “Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

      “Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the trustee. The counsel may be an employee of or counsel to the Company or the trustee.

      “Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

      “Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

      “Representative” means the indenture trustee or other trustee, agent or representative in respect of any Senior Indebtedness; provided, however, that if, and for so long as, any issue of Senior Indebtedness lacks such a representative, then the Representative for such issue of Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such issue of Senior Indebtedness.

      “Restricted Subsidiary” means a Subsidiary of LIN Television other than an Unrestricted Subsidiary and includes all of the Subsidiaries of LIN Television existing as of the Senior Subordinated Debentures Issue Date. The board of directors of LIN Television may designate any Unrestricted Subsidiary or any person that is to become a Subsidiary as a Restricted Subsidiary.

      “Senior Credit Facilities” means the Senior Credit Facilities, under that certain Amended and Restated Credit Agreement dated as of February 7, 2003, among LIN Holdings Corp., LIN Television, Televicientro of Puerto Rico, LLC, JPMorgan Chase Bank (“Chase”), as administrative agent, Deutsche Bank Trust Company Americas (“Deutsche”), as syndication agent, The Bank of Nova Scotia, Fleet National Bank and Morgan Stanley Senior Funding, as co-documentation agents, and the other financial institutions from time to time party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and any security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding Subsidiaries of LIN Television as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders (or other institutions).

      “Senior Indebtedness” means, whether outstanding on the Senior Subordinated Debentures Issue Date or thereafter issued, all of our Indebtedness, including interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceeding) and premium, if any, thereon, and other monetary amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness ranks pari passu with the debentures; provided, however, that Senior Indebtedness will not include (1) any obligation of LIN Television to any Restricted Subsidiary, (2) any liability for federal, state, foreign, local or other taxes owed or owing by us, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities) (4) any Indebtedness, guarantee or obligation of us that is expressly subordinate or junior in right of payment to any other of our Indebtedness, guarantee or obligation of LIN Television, including any Senior Subordinated Indebtedness or (5) obligations in respect of any Capital Stock.

      “Senior Subordinated Indebtedness” means the debentures and any other Indebtedness of LIN Television that specifically provides that such Indebtedness is to rank pari passu with the debentures in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of LIN Television which is not Senior Indebtedness.

      “Senior Subordinated Debentures Issue Date” means the date of original issuance of the debentures.

      “Significant Restricted Subsidiary” means, at any date of determination, any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X, promulgated under the Securities Act of 1933, as amended, as such rule is in effect on the Senior Subordinated Notes Issue Date.

      “Subsidiary,” with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly through one or more intermediaries, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, through one or more intermediaries, owned by such Person. Notwithstanding anything in the indenture to the contrary, all references to the LIN Television and its consolidated Subsidiaries or to financial information prepared on a consolidated basis in accordance with GAAP shall be deemed to include the LIN Television and its Subsidiaries as to which financial statements are prepared on a combined basis in accordance with GAAP and to financial information prepared on such a combined basis. Notwithstanding anything in the indenture to the contrary, an Unrestricted Subsidiary shall not be deemed to be a Restricted Subsidiary for purposes of the indenture.

      “Subsidiary Guarantor” means each of LIN Television’s direct and indirect, existing and future, Restricted Subsidiaries, other than a Subsidiary organized under the laws of a jurisdiction other than the United States or any State thereof, provided that such Subsidiary’s assets and principal place of business are located outside the United States and shall include each of the LIN Television’s Subsidiaries that guarantee the Senior Credit Facilities.

      “Unrestricted Subsidiary” means a Subsidiary of the LIN Television so designated by a resolution adopted by the board of directors of the LIN Television; provided, however, that (a) neither LIN

Television nor any of its other Restricted Subsidiaries (1) provides any credit support for any Indebtedness or other Obligations of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (2) is directly or indirectly liable for any Indebtedness or other Obligations of such Subsidiary and (b) at the time of designation of such Subsidiary, such Subsidiary has no property or assets (other than de minimis assets resulting from the initial capitalization of such Subsidiary). The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation no Default or Event of Default shall have occurred or be continuing. Any designation pursuant to this definition by the board of directors of the LIN Television shall be evidenced to the trustee by the filing with the trustee of a certified copy of the resolution of the LIN Television’s board of directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

Governing law

      The indenture and the debentures will be governed by and construed in accordance with the laws of the State of New York.

Book-entry system

      The debentures are represented by one or more global securities. Each global security has been deposited with, or on behalf of, DTC and be registered in the name of a nominee of DTC. Except under circumstances described below, the debentures will not be issued in definitive form. Ownership of beneficial interests in a global security is limited to persons that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. Owners of beneficial interests in the debentures represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

      So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have debentures represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of debentures in definitive form and will not be considered the owners or holders thereof under the indenture. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of debentures under the global securities or the indenture. Principal and interest payments, if any, on debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. None of LIN Television, LIN TV, the trustee or the registrar for the debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

      We expect that DTC or its nominee, upon receipt of any payment of principal or interest, if any, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

      If we redeem less than all of the global security, we have been advised that it is DTC’s practice to determine by lot the amount of the interest of each participant in the global security to be redeemed.

      If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days or if an event of default shall occur under the indenture, we will issue debentures in definitive form in exchange for the entire global security for the debentures. In addition, we may at any time and in our sole discretion determine not to have debentures represented by a global security and, in such event, will issue debentures in definitive form in exchange for the entire global security relating to such debentures. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debentures represented by such global security equal in principal amount to such beneficial interest and to have such debentures registered in its name. Debentures so issued in definitive form will be issued as registered debentures in denominations of $1,000 principal amount and integral multiples thereof, unless otherwise specified by us.

Registration rights

      LIN TV and LIN Television entered into a registration rights agreement with the initial purchasers of the debentures pursuant to which they have, at their own expense, for the benefit of the holders, file with the SEC the shelf registration statement, of which this prospectus is a part, covering resale of the debentures and the shares of LIN TV common stock issuable upon exchange of the debentures. LIN TV’s and LIN Television’s obligation to keep the registration statement effective terminates upon the earlier of (i) the sale pursuant to Rule 144 under the Securities Act or the shelf registration statement of all the securities registered thereunder, and (ii) the expiration of the holding period applicable to such securities held by persons that are not affiliates of LIN TV under Rule 144(k) under the Securities Act or any successor provision, subject to permitted exceptions.

      LIN TV and LIN Television have the right to suspend use of the shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed an aggregate of 30 days for all periods in any three-month period or an aggregate of 90 days for all periods in any 12-month period.

      Predetermined liquidated damages as described herein (“liquidated damages”) will be paid to holders of transfer restricted debentures or shares of LIN TV common stock, if a shelf registration statement is not timely filed or declared effective or if the prospectus is unavailable for periods in excess of those permitted above. Such liquidated damages shall accrue until such failure to file or become effective or unavailability is cured:

•	on the debentures at an annual rate equal to equal to 0.5% per annum on the principal amount of the debentures, and

•	on the common stock that has been issued on exchange of the debentures, at an annual rate per share equal to 0.5% per annum on an amount equal to $1,000 divided by the exchange rate in effect on the first day of any such period.

      So long as the failure to file or become effective or unavailability continues, liquidated damages will be paid in cash on each interest payment date for the debentures to the holder of record on the record date immediately preceding the applicable interest payment date. When such registration default is cured, accrued and unpaid liquidated damages will be paid in cash to the record holder as of the date of such cure.

      A holder who sells debentures or shares of LIN TV common stock issued upon exchange of the debentures pursuant to this prospectus generally will be required to:

•	be named as a selling securityholder in this prospectus or a related prospectus supplement,

•	deliver a prospectus to purchasers and

•	be bound by certain provisions of the registration rights agreement that are applicable to such holder, including certain indemnification provisions, and will be subject to certain civil liability provisions under the Securities Act.

      Under the registration rights agreement LIN TV and LIN Television will:

•	provide copies of this prospectus to each holder that has notified LIN TV or LIN Television of its acquisition of debentures or shares of LIN TV common stock issued upon exchange of the debentures,

•	notify each such holder when the shelf registration statement has become effective and

•	take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the debentures and the shares of LIN TV common stock issued upon exchange of the debentures.

      LIN TV and LIN Television agreed in the registration rights agreement to give notice to all holders of the filing and effectiveness of the shelf registration statement, of which this prospectus forms a part, by release made to Reuters Economic Services and Bloomberg Business News or other reasonable means of distribution.

      In no event may the method of distribution of the debentures or shares of LIN TV common stock take the form of an underwritten offering without LIN TV’s and LIN Television’s prior agreement.

      The summary herein of certain provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available from LIN TV upon request.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facilities

      On February 7, 2003, we obtained a new $175.0 million term loan as part of an amendment to our existing credit facility. In March 2003, we used the proceeds from the new loan, a drawdown of $75.0 million from our existing revolving credit facility, and cash on hand to retire the debt of LIN Holdings Corp., consisting of $276.0 million aggregate principal amount of 10% Senior Discount Notes due 2008 and $100.0 million aggregate principal amount of 10% Senior Discount Add-On Notes due 2008.

      The repayment of the term loan began September 30, 2003 with 1% of the original principal repaid each quarter until final maturity on December 31, 2007. The revolving credit facility is available until the scheduled termination date of March 31, 2005. Borrowings under the Senior Facilities bear interest at a rate based, at our option, on an adjusted LIBOR rate, plus an applicable margin range of 2.00% to 2.25% for the term loan and 1.50% to 2.75% for the revolving credit facility depending on whether we have met certain ratios specified in the senior credit agreement. We are required to pay quarterly commitment fees ranging from 0.375% to 0.750%, based upon our leverage ratio for that particular quarter, on the unused portion of the senior credit facilities, in addition to annual agency and other administration fees.

      The revolving credit facility may be used for general corporate purposes including, without limitation, permitted acquisitions and redemptions not to exceed $50.0 million in the aggregate of our common stock and/or our subsidiaries’ publicly-traded indebtedness and may from time to time request the lenders to increase the aggregate amount of the commitments under the revolving credit facility up to a total of $235.0 million.

Prepayments

      The senior credit facilities permit us to prepay loans and to permanently reduce revolving credit commitments, in whole or in part, at any time. In addition, we are required to make mandatory prepayments of term loans, and thereafter mandatory reductions of our revolving credit commitment, subject to certain exceptions and subject to a reduction to zero based upon our financial performance, in amounts equal to 50% of the net cash proceeds of certain issuances of debt or equity of certain of our subsidiaries; and 100% of the net cash proceeds of certain dispositions of assets.

      Mandatory and optional prepayments of the term loans are allocated pro rata between the term loans as applicable, and applied ratably based on the number of remaining installments under each. Any prepayment of adjusted LIBOR loans other than at the end of an interest period will be subject to reimbursement of breakage costs.

Covenants

      The senior credit facilities contain covenants that, among other things, restrict the ability of certain of our subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by it, make capital expenditures, or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, under the senior credit facilities, we are required to comply with specified financial ratios, including minimum interest coverage ratios, maximum leverage ratios and minimum fixed charge coverage ratios.

      The senior credit facilities also contain provisions that prohibit any modification of the indentures governing our senior subordinated notes and senior notes in any manner adverse to the lenders and that will limit our ability to refinance or otherwise prepay our senior subordinated notes or senior notes without the consent of such lenders.

Events of default

      The senior credit facilities contain customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, ERISA events, judgment defaults, actual or asserted invalidity of any security interest and change of control.

Senior Notes

      We have outstanding $210.0 million in aggregate principal amount of 8% senior notes due January 15, 2008. Interest on these notes accrues at a rate of 8% and is payable semi-annually on January 15 and July 15 of each year. We may redeem some or all of these notes at any time on or after January 15, 2005. We may also redeem up to 35% of these notes using the proceeds of some equity offerings completed before January 15, 2004.

      These senior notes are general unsecured obligations and rank equally with all existing and future senior debt of certain of our subsidiaries and senior in right of payment to all of those subsidiaries’ existing and future subordinated indebtedness. The senior notes are guaranteed on a senior basis by each of the same subsidiaries that guarantee our senior credit facilities. The indenture governing the senior notes contains a change of control provision which states, among other things, that upon a change of control (as defined therein) the holders of these notes may require us to purchase all or a portion of such holders’ notes at a cash purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. In addition, the indenture governing the senior notes limits, among other things:

•	the incurrence of additional indebtedness and issuance of capital stock;

•	the payment of dividends on, and redemption of capital stock of certain of our subsidiaries;

•	liens;

•	mergers, consolidations and sales of all or substantially all of the assets of certain of our subsidiaries;

•	asset sales;

•	asset swaps;

•	restricted payments; and

•	transactions with affiliates.

GECC Note

      GECC provided debt financing in connection with the formation of the joint venture with NBC in the form of an $815.5 million 25-year non-amortizing senior secured note bearing an initial interest rate of 8.0% per annum. During the last five years, the joint venture has produced cash flows to support the interest payments and to maintain minimum levels of required working capital reserves. In addition, the joint venture has made cash distributions to the Company and to NBC from the excess cash generated by the joint venture. The Company expects that the interest payments on the GECC note will be serviced solely by the cash flow of the joint venture. The GECC note is not an obligation of the Company, but is recourse to the joint venture, the Company’s equity interests therein and to LIN TV Corp., pursuant to a guarantee. If the joint venture were unable to pay principal or interest on the GECC note and GECC could not otherwise get its money back from the joint venture, GECC could require LIN TV Corp. to pay the shortfall of any outstanding amounts under the GECC note. If this happened, the Company could experience material adverse consequences, including:

•	GECC could force LIN TV Corp. to sell the stock of LIN Television held by LIN TV Corp. to satisfy outstanding amounts under the GECC note;

•	if more than 50% of the ownership of LIN Television had to be sold to satisfy the GECC Note, it could cause an acceleration of our senior credit facilities and senior notes; and

•	if the GECC note is prepaid because of an acceleration on default or otherwise, or if the note is repaid at maturity, the Company may incur a substantial tax liability.

      The joint venture is approximately 80% owned by NBC, and NBC controls the operations of the stations through a management contract. Therefore, the operation and profitability of those stations and the likelihood of a default under the GECC note are primarily within NBC’s control.

6 1/2% Senior Subordinated Notes

      We have outstanding $200.0 million in aggregate original principal amount of 6 1/2% senior subordinated notes due 2013. Interest on these notes accrues at a rate of 6 1/2% and is payable semi-annually on May 15 and November 15 of each year.

      These notes are general unsecured obligations subordinated in right of payment to all of our existing and future senior indebtedness including our senior credit facilities and our senior notes and rank equally in right of payment with all our senior subordinated indebtedness, including the debentures. LIN TV and each of our direct and indirect, existing and future, domestic restricted subsidiaries guarantee on a senior subordinated basis all of our obligations under the notes.

      The indenture governing these notes contains a change of control provision which states, among other things, that upon a change of control, at any time prior to May 15, 2008, we may redeem all or a portion of the notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and applicable premium and, on or after May 15, 2008, we will be required to make an offer to repurchase the notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest. The indenture governing these notes also contains other covenants substantially similar to those that govern our senior notes.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion describes the material U.S. federal income tax consequences of the ownership and disposition of the debentures and LIN TV class A common stock into which the debentures may be exchanged. This discussion applies only to holders that hold the debentures and LIN TV class A common stock as capital assets.

      This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and certain traders in securities;

•	persons holding the debentures or LIN TV class A common stock as part of a “straddle,” “hedge,” “conversion” or similar transaction;

•	United States Holders (as defined below) whose functional currency is not the U.S. dollar;

•	certain former citizens or residents of the United States;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; and

•	persons subject to the alternative minimum tax.

      This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. Persons considering the purchase of the debentures are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Classification of the debentures

      The debentures will be treated as indebtedness for U.S. federal income tax purposes. Under the indenture governing the debentures, we agree, and by acceptance of a beneficial interest in a debenture each holder of a debenture is deemed to have agreed, to treat the debentures as indebtedness for United States federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments (the “contingent payment debt regulations”). Pursuant to the terms of the indenture, we and every holder agree (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our application of the contingent payment debt regulations to the debentures, including our determination of the projected payment schedule (as described below) and the rate at which interest will be deemed to accrue on the debentures for U.S. federal income tax purposes. Recently, the Internal Revenue Service (the “IRS”) issued Revenue Ruling 2002-31 and Notice 2002-36, addressing the U.S. federal income tax classification and treatment of instruments similar, although not identical, to the debentures, and concluded that the instruments addressed in that published guidance were subject to the contingent payment debt regulations. In addition, the IRS also clarified various aspects of the potential applicability of certain other provisions of the Code to the instruments addressed in that published guidance. However, the applicability of the contingent payment debt regulations and Revenue Ruling 2002-31 to any particular instruments, such as the debentures, is uncertain. In addition, no rulings have been sought or are expected to be sought from the IRS with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will not assert that the debentures should be treated differently. A different treatment of the debentures could significantly alter the amount, timing and character of income, gain or loss with respect to an investment in the debentures. Accordingly, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the debentures and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

      The remainder of this discussion assumes that the debentures will be treated as indebtedness subject to the contingent payment debt regulations as described above.

Tax consequences to United States Holders

      As used herein, the term “United States Holder” means a beneficial owner of a debenture or LIN TV class A common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Interest accruals on the debentures

      Under the contingent payment debt regulations, a United States Holder, regardless of its method of accounting for U.S. federal income tax purposes, will be required to accrue interest income on the debentures on a constant yield basis at an assumed yield (the “comparable yield”) determined at the time of issuance of the debentures. Accordingly, United States Holders generally will be required to include interest, which we also refer to as tax original issue discount, in income, in each year prior to maturity, in excess of the regular and any contingent interest payments on the debentures. The comparable yield for the debentures is based on the yield at which we could issue a nonexchangeable, fixed rate debt instrument with no contingent payments, but with terms otherwise similar to those of the debentures. We have determined the comparable yield to be 8.25%, compounded semi-annually.

      Solely for purposes of determining the amount of interest income that a United States Holder will be required to accrue, we are required to construct a “projected payment schedule” in respect of the debentures representing a series of payments the amount and timing of which would produce a yield to maturity on the debentures equal to the comparable yield. Holders who wish to obtain the projected payment schedule may do so by contacting LIN TV Corp., Four Richmond Square, Suite 200, Providence, RI 02906; Attention: Treasurer.

      Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that will be paid on the debentures, or the value at any time of the LIN TV class A common stock for which the debentures may be exchanged. For U.S. federal income tax purposes, a United States Holder is required under the contingent payment debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a debenture, unless such United States Holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the IRS. Pursuant to the terms of the indenture, we and every United States Holder agree (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our determination of the comparable yield and projected payment schedule.

      Based on the comparable yield and the issue price of the debentures, a United States Holder of a debenture (regardless of its accounting method) will be required to accrue as interest the sum of the daily portions of interest on the debentures for each day in the taxable year on which the United States Holder holds the debenture, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the debentures (as set forth below). The issue price of the debentures is the first price at which a substantial amount of the debentures is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers (the “issue price”).

      The daily portions of interest in respect of a debenture are determined by allocating to each day in an accrual period the ratable portion of interest on the debenture that accrues in the accrual period. The amount of interest on a debenture that accrues in an accrual period is the product of the comparable yield on the debenture (adjusted to reflect the length of the accrual period) and the adjusted issue price of the debenture. The adjusted issue price of a debenture at the beginning of the first accrual period will equal its issue price and for any accrual periods thereafter will be (x) the sum of the issue price of such debenture and any interest previously accrued thereon (disregarding any positive or negative adjustments described below) minus (y) the amount of any projected payments on the debentures for previous accrual periods.

      In addition to the interest accrual discussed above, a United States Holder will be required to recognize interest income equal to the amount of the excess of actual payments over projected payments (a “positive adjustment”) in respect of a debenture for a taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including LIN TV class A common stock) received in that year. If a United States Holder receives actual payments that are less than the projected payments in respect of a debenture for a taxable year, the United States Holder will incur a “negative adjustment” equal to the amount of such difference. This negative adjustment will (i) first reduce the amount of interest in respect of the debenture that a United States Holder would otherwise be required to include in the taxable year and (ii) to the extent of any excess, will give rise to an ordinary loss equal to that portion of such excess that does not exceed the excess of (A) the amount of all previous interest inclusions under the debenture over (B) the total amount of the United States Holder’s net negative adjustments treated as ordinary loss on the debenture in prior taxable years. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income in respect of the debentures or to reduce the amount realized on a sale, exchange or retirement of the debentures.

      If a United States Holder purchases a debenture at a discount or premium to the adjusted issue price, the discount will be treated as a positive adjustment and the premium will be treated as a negative adjustment. The United States holder must reasonably allocate the adjustment over the remaining term of the debenture by reference to (a) accruals of tax original issue discount at the comparable yield, (b) projected payments, or (c) both, depending on the circumstances. In the case of a premium, the United States Holder’s adjusted tax basis in the debenture is reduced by the amount of the negative adjustment when such adjustment is taken into account. In the case of a discount, the United States Holder’s adjusted tax basis in the debenture is increased by the amount of the positive adjustment when such adjustment is taken into account.

Sale, exchange or retirement of the debentures

      Upon a sale, exchange or retirement of a debenture for cash or LIN TV class A common stock, a United States Holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (including the fair market value of LIN TV class A common stock received, if any) and such United States Holder’s adjusted tax basis in the debenture. A United States Holder’s adjusted tax basis in a debenture will generally be equal to the United States Holder’s purchase price for the debenture, increased by any interest income previously accrued by the United Stated Holder (determined without regard to any positive or negative adjustments to interest accruals described above) and decreased by the amount of any projected payments previously made on the debenture to the United States Holder. A United States Holder generally will treat any gain as interest income and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. The deductibility of capital losses is subject to limitations. A United States Holder who sells the debentures at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under recently promulgated Treasury regulations.

      A United States Holder’s tax basis in LIN TV class A common stock received upon an exchange of a debenture for LIN TV class A common stock will equal the then current fair market value of such common stock. The United States Holder’s holding period for the LIN TV class A common stock received will commence on the day immediately following the date of exchange.

Constructive dividends

      If at any time we increase the exchange rate, either at our discretion or pursuant to the exchange rate adjustment provisions, the increase may be deemed to be the payment of a taxable dividend to the United States Holders of the debentures. Although the tax treatment is not entirely certain, we believe that the determination of the exchange rate on May 15, 2008 will not result in deemed dividend treatment to United States Holders of the debentures.

      Generally, a reasonable increase in the exchange rate in the event of stock dividends or distributions of rights to subscribe for LIN TV class A common stock will not be a taxable dividend.

Taxation of distributions on LIN TV class A common stock

      Distributions paid on LIN TV class A common stock received upon an exchange of a debenture, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the United States Holder when received or accrued in accordance with such United States Holder’s method of accounting. A dividend paid to a non-corporate United States Holder is currently taxable at a maximum 15% rate applicable to “qualified dividend income” if certain holding period and other requirements are met, and otherwise is taxable at the same rate as ordinary income. A dividend paid to a corporate United States Holder is taxable at the same rate as ordinary income after reduction for the 70% dividends received deduction. If a distribution exceeds LIN TV’s current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the United States Holder’s investment, up to the United States Holder’s tax basis in the LIN TV class A common stock. Any remaining excess will be treated as a capital gain.

Sale or other disposition of LIN TV class A common stock

      Unless a nonrecognition provision applies, gain or loss realized by a United States Holder on the sale or other disposition of LIN TV class A common stock received upon an exchange of a debenture will be recognized as capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the United States Holder held the common stock for more than one year. The amount of the United States Holder’s gain or loss will be equal to the difference between the United States Holder’s tax basis in the common stock disposed of and the amount realized on the disposition. A United States Holder who sells the stock at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under recently promulgated Treasury regulations.

Tax consequences to Non-United States Holders

      As used herein, the term “Non-United States Holder” means a beneficial owner of a debenture or LIN TV class A common stock that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or foreign trust.

Debentures

      All payments on the debentures made to a Non-United States Holder, including a payment in LIN TV class A common stock or cash pursuant to an exchange or retirement and any gain realized on a sale of the debentures, will be exempt from U.S. federal income and withholding tax, provided that:

•	the Non-United States Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest,

•	the certification requirement described below has been fulfilled with respect to the Non-United States Holder,

•	such payments are not effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States, and

•	in the case of gain realized on the sale, exchange or retirement of the debentures LIN TV is not, and has not been within the shorter of the five-year period preceding such sale, exchange or retirement and the period the Non-United States Holder held the debentures, a U.S. real property holding corporation. LIN TV believes that it is not, and does not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

      However, if a Non-United States Holder were deemed to have received a constructive dividend (see “Tax consequences to United States Holders — Constructive dividends” above), the Non-United States Holder generally will be subject to United States withholding tax at a 30% rate, subject to reduction by an applicable treaty, on the taxable amount of the dividend. A Non-United States Holder who is subject to withholding tax under such circumstances should consult his own tax adviser as to whether he can obtain a refund for all or a portion of the withholding tax.

      The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a debenture certifies to us on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person and provides its name and address.

      If a Non-United States Holder of a debenture is engaged in a trade or business in the United States, and if payments on the debenture are effectively connected with the conduct of this trade or business, the Non-United States Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a United States Holder (see “Tax consequences to United States Holders” above), except that the Non-United States Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-United States Holders should consult their own tax advisers with respect to other tax consequences of the ownership of the debentures, including the possible imposition of a 30% branch profits tax.

LIN TV class A common stock

      Dividends paid to a Non-United States Holder of LIN TV class A common stock generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable treaty. In order to obtain a reduced rate of withholding, a Non-United States Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty. A Non-United States Holder who is subject to withholding tax under such circumstances should consult his own tax adviser as to whether he can obtain a refund for all or a portion of the withholding tax.

      If a Non-United States Holder of LIN TV class A common stock is engaged in a trade or business in the United States, and if the dividends are effectively connected with the conduct of this trade or business, the Non-United States Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a United States Holder (see “Tax consequences to United States Holders” above), except that the Non-United States Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-United States Holders should consult their own tax advisers with respect to other tax consequences of the ownership of LIN TV class A common stock, including the possible imposition of a 30% branch profits tax.

      A Non-United States Holder generally will not be subject to U.S. federal income and withholding tax on gain realized on a sale or other disposition of the common stock received upon an exchange of a debenture, unless:

•	the gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States,

•	in the case of a Non-United States Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or

•	LIN TV is or has been a U.S. real property holding corporation at any time within the shorter of the five year period preceding such sale, exchange or disposition and the period the Non-United States Holder held the common stock. LIN TV believes that it is not, and does not anticipate becoming, a U.S. real property holding corporation for United States federal income tax purposes.

      If a Non-United States Holder of LIN TV class A common stock is engaged in a trade or business in the United States, and if the gain on the common stock is effectively connected with the conduct of this trade or business, the Non-United States Holder will generally be taxed in the same manner as a United States Holder (see “Tax consequences to United States Holders” above). These Non-United States Holders should consult their own tax advisers with respect to other tax consequences of the disposition of the common stock, including the possible imposition of a 30% branch profits tax.

Backup withholding and information reporting

      Information returns may be filed with the IRS in connection with payments on the debentures, LIN TV class A common stock and the proceeds from a sale or other disposition of the debentures or LIN TV class A common stock. A United States Holder may be subject to United States backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A Non-United States Holder may be subject to United States backup withholding tax on these payments unless the Non-United States Holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required of Non-United States Holders to claim the exemption from withholding tax on certain payments on the debentures, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

      LIN Television and LIN TV will not receive any of the proceeds of the sale of the debentures and the underlying LIN TV class A common stock offered by this prospectus. The debentures and the underlying LIN TV class A common stock may be offered and sold from time to time by the selling securityholders. The term selling securityholders includes donees, pledgees, transferees or other successors-in-interest selling debentures and the underlying LIN TV class A common stock received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling securityholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the NASDAQ National Market;

•	in privately negotiated transactions; and

•	in options transactions.

      In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

      To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the debentures and the underlying LIN TV class A common stock, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the debentures and the underlying LIN TV class A common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the debentures and the underlying LIN TV class A common stock short and redeliver the debentures and the underlying LIN TV class A common stock to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the debentures or shares offered by this prospectus, which the debentures and the underlying LIN TV class A common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge the debentures and the underlying LIN TV class A common stock to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged debentures and the underlying LIN TV class A common stock pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

      In offering the debentures and the underlying LIN TV class A common stock covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

      In order to comply with the securities laws of some states, if applicable, the debentures and the underlying LIN TV class A common stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the debentures and the underlying LIN TV class A common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of debentures and the underlying LIN TV class A common stock in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act with respect to shares of LIN TV class A common stock, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act with respect to shares of LIN TV class A common stock. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the debentures or shares against certain liabilities, including liabilities arising under the Securities Act.

      At the time a particular offer of debentures and the underlying LIN TV class A common stock is made, if required, a prospectus supplement will be distributed that will set forth the number of debentures and the underlying LIN TV class A common stock being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

      Pursuant to the registration rights agreement that has been filed as an exhibit to the registration statement of which this prospectus is a part, we have agreed to indemnify the selling securityholders against specified liabilities, including certain liabilities under the Securities Act.

      We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of such time as all of the debentures and the underlying LIN TV class A common stock covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or the expiration of the holding period applicable to such securities held by persons that are not affiliates of LIN TV under Rule 144(k) under the Securities Act or any successor provision, subject to permitted exceptions.

LEGAL MATTERS

      The validity of the debentures and the underlying shares of LIN TV class A common stock offered by this prospectus will be passed upon by Hale and Dorr LLP, Boston, Massachusetts.

EXPERTS

      The consolidated financial statements and financial statement schedule of LIN TV Corp. incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of LIN Television Corporation incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

      The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by LIN Television Corporation, except any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee — Securities and Exchange Commission	$10,113
Legal fees and expenses	$100,000
Accounting fees and expenses	$50,000
Miscellaneous expenses	$4,887

Total Expenses	$165,000

Item 15.     Indemnification of Directors and Officers.

      Exculpation. Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its securityholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

      Each of LIN Television Corporation and LIN TV Corp. has included such provisions in its respective Certificate of Incorporation, as amended to date.

      Indemnification. Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is a party, or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

      The By-laws, as amended to date, of LIN Television Corporation and the Certificate of Incorporation of LIN TV Corp., as amended to date, provide for indemnification of its respective officers and directors to the full extent permitted by applicable law.

      Insurance. LIN TV Corp. has in effect, and intends to maintain, insurance to cover any person who is or was one of its directors, officers, employees or agents, or a director, officer, employee or agent of a subsidiary of LIN TV Corp. or is or was serving at the request of LIN TV Corp. or its subsidiaries as a director, officer, employee or agent of another entity against any liability asserted against him or her in that capacity, or arising out of his or her status as such.

Item 16.     Exhibits

Exhibit
Number		Description

4.1		Second Amended and Restated Certificate of Incorporation of LIN TV Corp. (filed as Exhibit 3.1 to LIN TV’s Registration Statement on Form S-1 (Registration No. 333-83068) and incorporated by reference herein).
4.2		Amended and Restated Bylaws of LIN TV Corp. (filed as Exhibit 3.2 to LIN TV’s Registration Statement on Form S-1 (Registration No. 333-83068) and incorporated by reference herein).
4.3		Specimen of stock certificate representing LIN TV’s Class A Common Stock, par value $.01 per share. (filed as Exhibit 4.1 to LIN TV’s Registration Statement on Form S-1 (Registration No. 333-83068) and incorporated by reference herein).
4.4		Indenture, dated as of May 12, 2003, among LIN Television Corporation, as Issuer and the Guarantors named therein and The Bank of New York, as Trustee, for the 2.50% Exchangeable Senior Subordinated Debentures due 2033 (filed as Exhibit 4.2 to Current Report on Form 8-K of LIN TV Corp. and LIN Television Corporation as filed on May 14, 2003 (File No. 001-31331) and incorporated by reference herein).
4.5		Registration Rights Agreement among LIN Television Corporation, the Guarantors named therein, and Deutche Bank Securities, Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, Bear, Stearns & Co., Inc., Fleet Securities, Inc. and Scotia Capital (USA) Inc. dated May 12, 2003 (filed as Exhibit 4.5 to Quarterly Report on Form 10-Q of LIN TV Corp. and LIN Television Corporation as filed on August 5, 2003 (File No. 001-31331) and incorporated by reference herein).
5	.1*	Opinion of Hale and Dorr LLP.
12.1		Statement Regarding Computation of Ratio of Earnings to Fixed Charges — LIN TV Corp.
12.2		Statement Regarding Computation of Ratio of Earnings to Fixed Charges — LIN Television Corporation.
23.1		Consent of PricewaterhouseCoopers LLP.
23.2		Consent of PricewaterhouseCoopers LLP.
23	.3*	Consent of Hale and Dorr LLP, included in Exhibit 5.1.
23	.4*	Consent of Bond & Pecaro, Inc.
24	.1*	Powers of Attorney for Paul Karpowicz, William A. Cunningham, Deborah R. Jacobson, Peter E. Maloney, Randall S. Fojtasek, William S. Banowsky, Jr., Antoinette Cook Bush, William H. Cunningham and Wilma H. Jordan.
24.2		Power of Attorney — Royal W. Carson, III.
25	.1*	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee, on Form T-1, relating to the 2.50% Exchangeable Senior Subordinated Debentures due 2033.

*	Previously filed

Item 17.     Undertakings.

      Item 512(a) of Regulation S-K. The undersigned co-registrants hereby undertake:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement.

      (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Item 512(b) of Regulation S-K. The co-registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the co-registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the co-registrants pursuant to the indemnification provisions described herein, or otherwise, the co-registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the co-registrants of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the co-registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned co-registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on January 15, 2004.

LIN TELEVISION CORPORATION

By:	/s/ GARY R. CHAPMAN

Gary R. Chapman
Chairman, President and Chief Executive Officer

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ GARY R. CHAPMAN Gary R. Chapman		Chairman, President and Chief Executive Officer (Principal Executive Officer)	January 15, 2004

* Paul Karpowicz		Vice President of Television and Director (Principal Operating Officer)	January 15, 2004

* William A. Cunningham		Vice President and Controller (Principal Accounting Officer)	January 15, 2004

* Deborah R. Jacobson		Vice President of Corporate Development and Treasurer (Principal Financial Officer)	January 15, 2004

* Peter E. Maloney		Vice President of Finance and Director	January 15, 2004

*By:	/s/ GARY R. CHAPMAN Gary R. Chapman Attorney-in-Fact		January 15, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned co-registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on January 15, 2004.

LIN TV CORP.

By:	/s/ GARY R. CHAPMAN

Gary R. Chapman
Chairman, President and Chief Executive Officer

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GARY R. CHAPMAN Gary R. Chapman	Chairman, President and Chief Executive Officer (Principal Executive Officer)	January 15, 2004

* Paul Karpowicz	Vice President of Television and Director (Principal Operating Officer)	January 15, 2004

* William A. Cunningham	Vice President and Controller (Principal Accounting Officer)	January 15, 2004

* Deborah R. Jacobson	Vice President of Corporate Development and Treasurer (Principal Financial Officer)	January 15, 2004

* Randall S. Fojtasek	Director	January 15, 2004

* Royal W. Carson III	Director	January 15, 2004

* William S. Banowsky, Jr.	Director	January 15, 2004

* Antoinette Cook Bush	Director	January 15, 2004

Signature		Title	Date

* William H. Cunningham		Director	January 15, 2004

* Wilma H. Jordan		Director	January 15, 2004

*By:	/s/ GARY R. CHAPMAN Gary R. Chapman Attorney-in-Fact		January 15, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, each of the undersigned co-registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on January 15, 2004.

AIRWAVES, INC.
KXAN, INC.
KXTX HOLDINGS, INC.
LIN SPORTS, INC.
LIN TELEVISION OF SAN JUAN, INC.
LIN TELEVISION OF TEXAS, INC.
LINBENCO, INC.
NORTH TEXAS BROADCASTING CORPORATION
PRIMELAND TELEVISION, INC.
TVL BROADCASTING OF ABILENE, INC.
TVL BROADCASTING, INC.
WEYI TELEVISION, INC.
WNJX-TV, INC.
WOOD TELEVISION, INC.
WTNH BROADCASTING, INC.

By:	/s/ GARY R. CHAPMAN

Gary R. Chapman
Chairman, President and Chief Executive Officer

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GARY R. CHAPMAN Gary R. Chapman	Chairman, President and Chief Executive Officer (Principal Executive Officer)	January 15, 2004

* Paul Karpowicz	Vice President of Television and Director (Principal Operating Officer)	January 15, 2004

* William A. Cunningham	Vice President and Controller (Principal Accounting Officer)	January 15, 2004

Signature		Title	Date

* Deborah R. Jacobson		Vice President of Corporate Development and Treasurer (Principal Financial Officer)	January 15 2004

* Peter E. Maloney		Vice President of Finance and Director of Managing Member	January 15, 2004

*By:	/s/ GARY R. CHAPMAN Gary R. Chapman Attorney-in-Fact		January 15, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, each of the undersigned co-registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on January 15, 2004.

INDIANA BROADCASTING, LLC
LIN AIRTIME, LLC
PROVIDENCE BROADCASTING, LLC
WAVY BROADCASTING, LLC
WOOD LICENSE CO., LLC
WIVB BROADCASTING, LLC
WWLP BROADCASTING, LLC

By:	LIN TELEVISION CORPORATION,

its Managing Member

By:	/s/ GARY R. CHAPMAN

Gary R. Chapman
Chairman, President and Chief Executive Officer

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GARY R. CHAPMAN Gary R. Chapman	Chairman, President and Chief Executive Officer of Managing Member (Principal Executive Officer)	January 15, 2004

* Paul Karpowicz	Vice President of Television and Director of Managing Member (Principal Operating Officer)	January 15, 2004

* William A. Cunningham	Vice President and Controller of Managing Member (Principal Accounting Officer)	January 15, 2004

Signature		Title	Date

* Deborah R. Jacobson		Vice President of Corporate Development and Treasurer of Managing Member (Principal Financial Officer)	January 15, 2004

* Peter E. Maloney		Vice President of Finance and Director of Managing Member	January 15, 2004

*By:	/s/ GARY R. CHAPMAN Gary R. Chapman Attorney-in-Fact		January 15, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, each of the undersigned co-registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on January 15, 2004.

ABILENE BROADCASTING, LLC
TVL BROADCASTING OF RHODE ISLAND, LLC
WDTN BROADCASTING, LLC
WEYI BROADCASTING, LLC
WUPW BROADCASTING, LLC

By:	TVL BROADCASTING, INC.,

its Managing Member

By:	/s/ GARY R. CHAPMAN

Gary R. Chapman
Chairman, President and Chief Executive Officer

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GARY R. CHAPMAN Gary R. Chapman	Chairman, President and Chief Executive Officer of Managing Member (Principal Executive Officer)	January 15, 2004

* Paul Karpowicz	Vice President of Television and Director of Managing Member (Principal Operating Officer)	January 15, 2004

* William A. Cunningham	Vice President and Controller of Managing Member (Principal Accounting Officer)	January 15, 2004

Signature		Title	Date

* Deborah R. Jacobson		Vice President of Corporate Development and Treasurer of Managing Member (Principal Financial Officer)	January 15, 2004

* Peter E. Maloney		Vice President of Finance and Director of Managing Member	January 15, 2004

*By:	/s/ GARY R. CHAPMAN Gary R. Chapman Attorney-in-Fact		January 15, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned co-registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on January 15, 2004.

TELEVICENTRO OF PUERTO RICO, LLC

By:	LIN TELEVISION OF SAN JUAN, INC.,

its Managing Member

By:	/s/ GARY R. CHAPMAN

Gary R. Chapman
Chairman, President and Chief Executive Officer

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ GARY R. CHAPMAN Gary R. Chapman		Chairman, President and Chief Executive Officer of Managing Member Principal Executive Officer)	January 15, 2004

* Paul Karpowicz		Vice President of Television and Director of Managing Member (Principal Operating Officer)	January 15, 2004

* William A. Cunningham		Vice President and Controller of Managing Member (Principal Accounting Officer)	January 15, 2004

* Deborah R. Jacobson		Vice President of Corporate Development and Treasurer of Managing Member (Principal Financial Officer)	January 15, 2004

* Peter E. Maloney		Vice President of Finance and Director of Managing Member	January 15, 2004

*By:	/s/ GARY R. CHAPMAN Gary R. Chapman Attorney-in-Fact		January 15, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned co-registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on January 15, 2004.

LIN TELEVISION OF TEXAS, LP

By:	LIN TELEVISION OF TEXAS, INC.,

its General Partner

By:	/s/ GARY R. CHAPMAN

Gary R. Chapman
Chairman, President and Chief Executive Officer

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ GARY R. CHAPMAN Gary R. Chapman		Chairman, President and Chief Executive Officer of General Partner (Principal Executive Officer)	January 15, 2004

* Paul Karpowicz		Vice President of Television and Director of General Partner (Principal Operating Officer)	January 15, 2004

* William A. Cunningham		Vice President and Controller of General Partner (Principal Accounting Officer)	January 15, 2004

* Deborah R. Jacobson		Vice President of Corporate Development and Treasurer of General Partner (Principal Financial Officer)	January 15, 2004

* Peter E. Maloney		Vice President of Finance and Director of General Partner	January 15, 2004

By:	/s/ GARY R. CHAPMAN Gary R. Chapman Attorney-in-Fact		January 15, 2004

EXHIBIT INDEX

Exhibit
Number		Description

4.1		Second Amended and Restated Certificate of Incorporation of LIN TV Corp. (filed as Exhibit 3.1 to LIN TV’s Registration Statement on Form S-1 (Registration No. 333-83068) and incorporated by reference herein).
4.2		Amended and Restated Bylaws of LIN TV Corp. (filed as Exhibit 3.2 to LIN TV’s Registration Statement on Form S-1 (Registration No. 333-83068) and incorporated by reference herein).
4.3		Specimen of stock certificate representing LIN TV’s Class A Common Stock, par value $.01 per share. (filed as Exhibit 4.1 to LIN TV’s Registration Statement on Form S-1 (Registration No. 333-83068) and incorporated by reference herein).
4.4		Indenture, dated as of May 12, 2003, among LIN Television Corporation, as Issuer and the Guarantors named therein and The Bank of New York, as Trustee, for the 2.50% Exchangeable Senior Subordinated Debentures due 2033 (filed as Exhibit 4.2 to Current Report on Form 8-K of LIN TV Corp. and LIN Television Corporation as filed on May 14, 2003 (File No. 001-31331) and incorporated by reference herein).
4.5		Registration Rights Agreement among LIN Television Corporation, the Guarantors named therein, and Deutche Bank Securities, Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, Bear, Stearns & Co., Inc., Fleet Securities, Inc. and Scotia Capital (USA) Inc. dated May 12, 2003 (filed as Exhibit 4.5 to Quarterly Report on Form 10-Q of LIN TV Corp. and LIN Television Corporation as filed on August 5, 2003 (File No. 001-31331) and incorporated by reference herein).
5	.1*	Opinion of Hale and Dorr LLP.
12.1		Statement Regarding Computation of Ratio of Earnings to Fixed Charges — LIN TV Corp.
12.2		Statement Regarding Computation of Ratio of Earnings to Fixed Charges — LIN Television Corporation.
23.1		Consent of PricewaterhouseCoopers LLP.
23.2		Consent of PricewaterhouseCoopers LLP.
23	.3*	Consent of Hale and Dorr LLP, included in Exhibit 5.1.
23	.4*	Consent of Bond & Pecaro, Inc.
24	.1*	Powers of Attorney for Paul Karpowicz, William A. Cunningham, Deborah R. Jacobson, Peter E. Maloney, Randall S. Fojtasek, William S. Banowsky, Jr., Antoinette Cook Bush, William H. Cunningham and Wilma H. Jordan.
24.2		Power of Attorney — Royal W. Carson, III.
25	.1*	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee, on Form T-1, relating to the 2.50% Exchangeable Senior Subordinated Debentures due 2033.

* Previously filed.